                                                                   EXHIBIT 10.11












                          REVOLVING CREDIT AGREEMENT
                                     AMONG
                         OMEGA PROTEIN CORPORATION AND
                              OMEGA PROTEIN, INC.
                                  BORROWERS,
                                      AND
                         SUNTRUST BANK, SOUTH FLORIDA,
                        NATIONAL ASSOCIATION, AS LENDER

                               Table of Contents



Article I - Definitions..........................................................    1
     Section 1.01.  Definitions..................................................    1
     Section 1.02.  Calculations; Accounting Terms...............................   16
     Section 1.03.  Other Definitional Provisions................................   16

Article II - Amount and Terms of Advances
     Section 2.01.  Commitment and Note..........................................   17
     Section 2.02.  Method of Borrowing Under the Commitment.....................   17
     Section 2.03.  Letter of Credit Subfacility.................................   18
     Section 2.04.  Notice of Issuance of Letter of Credit; Agreement to Issue...   19
     Section 2.05.  Payment of Amounts drawn under Letters of Credit.............   18
     Section 2.06.  Prepayment of Borrowings Under the Commitment................   20
     Section 2.07.  Voluntary Reduction of the Commitment........................   20
     Section 2.08.  Termination of the Commitment................................   21
     Section 2.09.  Use of Proceeds..............................................   21
     Section 2.10.  Fees.........................................................   21
     Section 2.11.  Interest.....................................................   21
     Section 2.12.  Interest Periods.............................................   22
     Section 2.13.  Extension of Commitment......................................   23
     Section 2.14.  Increased Costs..............................................   23
     Section 2.15.  Capital Adequacy.............................................   25
     Section 2.16.  Funding Losses...............................................   25
     Section 2.17.  Making of Payments...........................................   26
     Section 2.18.  Default Rate of Interest.....................................   26
     Section 2.19.  Calculation of Interest......................................   26
     Section 2.20.  Payments Free of Taxes.......................................   26
     Section 2.21.  Interest Rate Not Ascertainable, etc.........................   27
     Section 2.22.  Illegality...................................................   27
     Section 2.23.  Letter of Credit Obligations Absolute........................   27

Article III - Conditions to Borrowings...........................................   28
     Section 3.01.  Conditions Precedent to Initial Advance......................   29
     Section 3.02.  Conditions Precedent to Each Advance.........................   31

Article IV - Representations and Warranties......................................   33
     Section 4.01.  Corporate Status of Company; Status of Subsidiaries..........   33
     Section 4.02.  Corporate Power and Authority................................   33
     Section 4.03.  Compliance with Other Instruments............................   33
     Section 4.04.  Enforceable Obligations......................................   34

     Section 4.05.  Governmental Authorizations..................................   34
     Section 4.06.  Intellectual Property........................................   34
     Section 4.07.  Outstanding Indebtedness.....................................   34
     Section 4.08.  Insurance Coverage...........................................   35
     Section 4.09.  Title to Properties..........................................   35
     Section 4.10.  No Burdensome Restrictions...................................   35
     Section 4.11.  No Material Violation of Law.................................   35
     Section 4.12.  No Default Under Agreements..................................   35
     Section 4.13.  No Equity Investments........................................   35
     Section 4.14.  Financial Statements.........................................   36
     Section 4.15.  Litigation...................................................   36
     Section 4.16.  Taxes........................................................   36
     Section 4.17.  Margin Regulations...........................................   36
     Section 4.18.  ERISA........................................................   36
     Section 4.19.  Compliance With Environmental Laws...........................   37
     Section 4.20.  Possession of Material Patents, Trademarks, Etc..............   38
     Section 4.21.  Subsidiaries.................................................   38
     Section 4.22.  Disclosure...................................................   38
     Section 4.23.  Year 2000 Compliant..........................................   38
     Section 4.24.  Bank Accounts................................................   39
     Section 4.25.  Solvency.....................................................   39

Article V - Affirmative Covenants................................................   39
     Section 5.01.  Use of Proceeds..............................................   39
     Section 5.02.  Reporting Covenants..........................................   40
     Section 5.03.  Maintenance of Properties....................................   41
     Section 5.04.  Maintenance of Insurance.....................................   41
     Section 5.05.  Maintenance of Books; Inspection of Property and Records.....   41
     Section 5.06.  Existence and Status.........................................   42
     Section 5.07.  Taxes and Claims.............................................   42
     Section 5.08.  Compliance with Laws, Etc....................................   42
     Section 5.09.  ERISA........................................................   42
     Section 5.10.  Litigation...................................................   43
     Section 5.11.  Notice of Events of Default..................................   43
     Section 5.12.  Stockholder Reports, etc.....................................   43
     Section 5.13.  Future Guarantors............................................   43
     Section 5.14.  Ownership of Guarantors......................................   44
     Section 5.15.  Bank Accounts................................................   44

Article VI - Negative Covenants..................................................   44
     Section 6.01.  Limitation on Liens and Security Interests...................   44
     Section 6.02.  Compliance with ERISA........................................   46
     Section 6.03.  Sale and Leaseback...........................................   46

     Section 6.04.  Transactions with Affiliates.................................   46
     Section 6.05.  Guaranties...................................................   47
     Section 6.06.  Limitations on Payment Restrictions..........................   47
     Section 6.07.  Merger; Joint Ventures; Sale of Assets; Acquisitions.........   47
     Section 6.08.  Dividends; Loans, Advances...................................   49
     Section 6.09.  Nature of Business...........................................   50
     Section 6.10.  Sale of Subsidiaries.........................................   50
     Section 6.11.  Negative Pledges.............................................   50
     Section 6.12.  Modification of Corporate Name, etc..........................   50

Article VII - Financial Covenants................................................   51
     Section 7.01.  Minimum Consolidated Tangible Net Worth......................   51
     Section 7.02.  Total Liabilities to Consolidated Tangible Net Worth.........   51
     Section 7.03.  Leverage Ratio...............................................   51
     Section 7.04.  Fixed Charge Coverage Ratio..................................   51

Article VIII - Events of Default and Remedies....................................   51
     Section 8.01.  Events of Default............................................   51
     Section 8.02.  Remedies on Default..........................................   53

Article IX - Miscellaneous.......................................................   54
     Section 9.01.  Survival.....................................................   54
     Section 9.02.  Amendments; Consents.........................................   54
     Section 9.03.  Notices......................................................   55
     Section 9.04.  Severability, Time of Essence................................   56
     Section 9.05.  Governing Law; Submission to Jurisdiction....................   57
     Section 9.06.  Expenses.....................................................   57
     Section 9.07.  Indemnity....................................................   58
     Section 9.08.  Benefit of the Agreement.....................................   58
     Section 9.09.  Subordination of Indebtedness................................   59
     Section 9.10.  Maximum Interest Rate........................................   59
     Section 9.11.  Entire Agreement.............................................   59
     Section 9.12.  Set-Off......................................................   60
     Section 9.13.  Counterparts.................................................   60
     Section 9.14.  Replacement Note.............................................   60
     Section 9.15.  Release......................................................   60

                          REVOLVING CREDIT AGREEMENT
                          --------------------------


          THIS REVOLVING CREDIT AGREEMENT (this "Agreement"), dated as of
August 11, 1998 (the "Agreement") by and among (a) OMEGA PROTEIN CORPORATION, a Nevada corporation ("Omega Protein Corporation") and (b) OMEGA PROTEIN, INC., a Virginia corporation ("Omega Protein, Inc.") ("Omega Protein Corporation and Omega Protein, Inc. are collectively, the "Company"), (b) SUNTRUST BANK, SOUTH FLORIDA, NATIONAL ASSOCIATION, a national banking association ("SunTrust" or the "Lender").


                             W I T N E S S E T H :
                             ---------------------

          WHEREAS, the Company has requested and the Lender has agreed to commit to a revolving credit facility and a letter of credit facility in favor of the Company on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by SunTrust to the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Account Party" shall mean the Company or any Guarantor in whose account a Letter of Credit is to be or has been issued.

          "Acceleration Date" shall mean that date on which the Lender declares the Note, including without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorney's fees if collected by or through an attorney at law or in bankruptcy receivership or other judicial proceedings) and all other Obligations immediately due and payable, without presentment, demand, protest or any other notice of any kind.

          "Additional Guarantor" shall have the meaning assigned to such term in
     Section 5.13(a).

          "Advance" shall mean any advance by the Lender under the Commitment.

          "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Revolving Credit Agreement, as originally executed and as hereafter amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

          "Applicable Law" shall mean, anything in Section 9.05 notwithstanding,
     (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (a) constitutions, statutes, rules, regulations and orders of governmental bodies, (b) Governmental Approvals, and (c) orders, decisions, judgments and decrees of all courts and arbitrators.

          "Applicable LC Fee Percentage" shall mean that percentage published in the SunTrust Standard Fee Schedule from time to time.

          "Applicable Margin" shall mean the percentage designated below based on the Leverage Ratio of the Consolidated Companies, measured quarterly, effective in the next fiscal quarter immediately following the date of delivery of the Compliance Certificate to the Lender:


          ----------------------------------------------------------------
               Leverage Ratio                    Applicable Margin
                                                  (LIBOR Advance)
          ----------------------------------------------------------------
               Less than 1.0:1.0                  1.35%
          ----------------------------------------------------------------
               Greater than or                    1.45%
               equal to 1.0:1.0
               and less than
               2.00:1.0
          ----------------------------------------------------------------
               Greater than or                    1.5%
               equal to 2.00:1.0
          ----------------------------------------------------------------

     For purposes of the foregoing, (i) the Applicable Margin as of the Closing Date is 1.35% and shall remain 1.35% through and including September 30, 1998 (by way of example, as of the first day of the fourth fiscal quarter of the Company, the Applicable Margin shall be calculated based upon the Leverage Ratio of the Company reported in the Compliance Certificate delivered by the Company for the third fiscal quarter of such year); and
     (ii) if the Company fails to provide the Compliance Certificate and related financial statements required under Section 5.02 within the applicable time period set forth therein, the Applicable Margin shall be adjusted to 1.50% on the first day of the following fiscal quarter until such Compliance Certificate and related financial statements are delivered.

          "Asset Value" shall mean, with respect to any property or asset of the Company or any of its Subsidiaries as of any particular date, an amount equal to the greater of (i) the then book value of such property or asset as established in accordance with GAAP, and (ii) the then fair market value of such property or asset as determined in good faith by the board of directors of the Company or such Subsidiary.

          "Assignment Agreement" shall mean an agreement in the form of Exhibit A.

          "Availability" shall mean, with respect to the Commitment, at any time, the amount by which the Commitment exceeds all Advances and Letter of Credit Obligations outstanding under the Commitment.

          "Bankruptcy Law" shall mean laws governing bankruptcy, suspension of payments, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, or other similar laws relating to the enforcement of creditors' rights generally.

          "Borrowing" shall mean the incurrence by the Company under the Commitment of Advances of one type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in party.

          "Business Day" shall mean a day of the year other than Saturday, Sunday or any other day on which the Lender is required to close.

          "Capital Expenditures" shall mean, for any period, expenditures made by the Company and its Subsidiaries to acquire or construct fixed assets, property, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Company or its Subsidiaries, including all capitalized lease obligations for such period.

          "Capital Stock" shall mean, with respect to any Person, Capital Stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. (S) 9601 et seq.).

          A "Change in Control" shall be deemed to have occurred (a) with respect to Omega Protein Corporation if at any time either (i) the board of directors of Omega Protein Corporation is composed of less than 60% of the directors of Omega Protein Corporation immediately before the Closing Date or (ii) the Parent ceases to beneficially own and control thirty percent (30%) of the issued and outstanding stock of Omega Protein Corporation and
     (b) with respect to Omega Protein, Inc., if Omega Protein Corporation ceases to beneficially own and control at least one hundred percent (100%) of each class of issued and outstanding stock of Omega Protein, Inc.

          "Closing Date" shall mean August 11, 1998.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "Collateral" shall have the meaning ascribed to such term in the Security Agreement.

          "Collateral Access Agreement" shall mean any landlord waiver, landlord confirmation, mortgagee waiver, bailee letter or other similar acknowledgment agreement of any warehouseman, or processor in possession of Inventory substantially in the form of Exhibit B-1 or Exhibit B-2 attached hereto.

          "Commitment" shall mean, for the Lender at any time, the aggregate revolving credit facility established by the Lender in favor of the Company pursuant to Section 2.01, including, without duplication, the Letter of Credit Subfacility, as the same may be increased or decreased from time to time as a result of any reduction thereof, any assignment thereof pursuant to Section 9.08, or any amendment thereof pursuant to Section 9.02.

          "Commitment Fee" shall have the meaning set forth in Section 2.10(b).

          "Commitment Letter" means that certain Letter Agreement, dated as of December 31, 1997, executed by the Lender and accepted and agreed to by the Company.

          "Commitment Termination Date" shall have the meaning set forth in
     Section 2.01.

          "Company" shall mean, collectively, Omega Protein, Inc. and Omega Protein Corporation.

          "Company Security Agreement" shall mean that certain Security Agreement (Company), dated as of the date hereof, substantially in the form of Exhibit C attached hereto, executed by the Company in favor of the Lender, as hereafter amended, restated, supplemented or otherwise modified from time to time.

          "Company Trademark Security Agreement" shall mean that certain Trademark Security Agreement (Company), dated as of the date hereof, executed by the Company in favor of the Lender, as hereafter amended, restated, supplemented or otherwise modified from time to time.

          "Computer Equipment" shall mean all computers, software and electronic data-processing and other office equipment now owned or hereafter acquired by the Company or any Guarantor in which the Company or any Guarantor now has or hereafter acquires any rights and wherever located, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, provided however that Computer Equipment shall not include any computers, software, electronic data processing, telecommunications and other office equipment relating solely to the processing of information for the payroll, human resources, engineering and plant operations departments of the Company.

          "Consolidated Companies" shall mean Omega Protein Corporation and all of its directly or indirectly, wholly and majority owned Subsidiaries.

          "Consolidated EBIT" shall mean, for any fiscal period of the Consolidated Companies, an amount equal to the sum of (a) Consolidated Net Income (Loss), plus (b) to the extent deducted in determining Consolidated Net Income (Loss), (i) provisions for taxes based on income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (ii) Interest Expense, and (iii) extraordinary items determined according to GAAP.

          "Consolidated Net Income (Loss)" shall mean, for any fiscal period of the Consolidated Companies, the net income (or loss) of the Consolidated Companies determined on a consolidated basis for such period (taken as a single accounting period), in accordance with GAAP.

          "Consolidated Tangible Net Worth" shall mean, as of the date of determination, the total shareholders' equity of the Consolidated Companies, determined in accordance with GAAP less intangibles, which shall include, without limitation, goodwill.

          "Contractual Obligations" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of its property is bound.

          "Contribution Agreement" shall mean that certain Contribution Agreement, dated as of the date hereof, executed by the Company and each of the Guarantors, substantially in the form of Exhibit D attached hereto, as hereafter amended, restated, supplemented or otherwise modified from time to time.

          "Contributing Guarantors" shall mean, collectively, each Subsidiary of the Company that is a party to the Contribution Agreement as of the Closing Date, together with all other Subsidiaries that hereafter execute the Contribution Agreement, and their respective successors and permitted assigns.

          "Default" shall mean any event that, with the giving of notice, or lapse of time, or both, would constitute an Event of Default.

          "EBITDA" shall mean, for any fiscal period of the Consolidated Companies, an amount equal to the sum of Consolidated EBIT plus (i) depreciation and amortization expenses to the extent deducted in determining such Consolidated EBIT as determined on a consolidated basis in accordance with GAAP, and (ii) the historical Consolidated EBITDA of any Person for such period which accrued prior to the date such Person became a Subsidiary of Omega Protein Corporation or was merged into or consolidated with the Consolidated Companies or such Person's assets were acquired by the Consolidated Companies (and the underlying records of such Person shall be audited to the extent the Company is required pursuant to Regulation S-X of the SEC to present audited financial information for such Person in documents filed by it with the SEC). If audited financial records are not available for acquired companies, pro-forma financial statements (subject to review and acceptance by the Lender) will be substituted.

          "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance (as such term is defined under CERCLA), petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance (as such term is defined under

     CERCLA), petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (i) the Clean Air Act (42 U.S.C. (S) 7401 et seq.), (ii) the Clean Water Act (33 U.S.C.
     (S) 1251 et seq.), (iii) the Resource Conservation and Recovery Act
     (42 U.S.C. (S) 6901 et seq.), (iv) the Toxic Substances Control Act
     (15 U.S.C. (S) 2601 et seq.), (v) CERCLA and (vi) the Oil Pollution Act of 1990.

          "Equipment"  shall mean any "equipment," as such term is defined in
     Section 9-109(2) of the UCC, now owned or hereafter acquired by the Company or in which the Company now has or hereafter acquires any rights and wherever located, and, in any event, shall include, without limitation, all machinery, equipment, molds, furnishings, fixtures, and computers and other electronic data-processing and other office equipment now owned or hereafter acquired by the Company or in which the Company now has or hereafter acquires any rights and wherever located, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, provided however, that Equipment shall not include Computer Equipment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

          "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

          "Event of Default" shall have the meaning set forth in Article VIII.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

          "Executive Officer" shall mean each of the executive officers of the Company and its Subsidiaries and any Person hereafter holding the following office or offices which, individually or collectively, are assigned substantially similar duties: Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Operating Officer, and Vice President of Administration.

          "Existing Letters of Credit" shall mean, collectively, the letters of credit described on Schedule 1.01(a) which were issued by SunTrust for the account of the Company or any Guarantor prior to the Closing Date.

          "Fees" shall mean, collectively, the Upfront Fee, the Commitment Fee and the Letter of Credit Fee.

          "Fixed Charge Coverage Ratio" shall mean, for any period of the Consolidated Companies, the ratio of (a) (1) EBITDA for the trailing four-quarter period ending on the last day of such period, plus (2) Rent Expense for the trailing four-quarter period on the last day of such period, minus
     (3) Net Capital Expenditures made by the Consolidated Companies during the trailing four-quarter period ending on the last date of such period, to (b) Fixed Charges for the trailing four-quarter period ending on the last day of such period.

          "Fixed Charges" shall mean the sum of (i) Interest Expense for such period, plus (ii) current maturities of long-term indebtedness of the Consolidated Companies and its Subsidiaries, plus (iii) minimum rent expenses under operating leases for the Consolidated Companies for such period, plus (iv) capital lease payments, plus (v) any cash dividends paid by the Consolidated Companies, determined on a consolidated basis in accordance with GAAP.

          "Funded Debt" shall mean, as of the date of calculation, all indebtedness for borrowed money of the Consolidated Companies determined on a consolidated basis, including, without limitation, all current maturities of indebtedness for borrowed money and all obligations under the Loan Documents and the Note, purchase money mortgages, capitalized leases, outstandings under asset securitization vehicles, long-term debt, conditional sales contracts and similar title retention debt instruments, including any current maturities of such indebtedness, which by its terms matures more than one year from the date of any calculation thereof and/or which is renewable or extendable at the option of the obligor to a date beyond one year from such date.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

          "Governmental Approval" shall mean any order, permission, authorization, consent, approval, license, franchise, permit or validation of, exemption by, registration or filing with, or report or notice to, any governmental agency or unit, or any public commission, board or authority.

          "Guarantor Security Agreement" shall mean that certain Security Agreement (Guarantors), dated as of the date hereof, executed by each Guarantor in favor of the Lender, as hereafter amended, restated, supplemented or otherwise modified from time to time.

          "Guarantors" shall mean, collectively, each Subsidiary of the Company that has executed a Guaranty Agreement as of the Closing Date, together with all other Subsidiaries that hereafter execute a Guaranty Agreement, and their respective successors and permitted assigns. "Guarantor" shall mean any of the Guarantors and Additional Guarantors from time to time party to the Guaranty Agreement.

          "Guaranty Agreement" shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by each of the Guarantors in favor of the Lender, substantially in the form of Exhibit E attached hereto, as hereafter amended, restated, supplemented or otherwise modified from time to time.

          "Guaranty Documents" shall mean, collectively, the Guaranty Agreement, and each other guaranty agreement, security agreement, pledge agreement, or other security or collateral document guaranteeing or securing the Obligations, as the same may be amended, restated, or supplemented from time to time, and the Contribution Agreement executed by each of the Guarantors, as the same may be amended, restated or supplemented from time to time.

          "Guaranty Obligations" shall mean the obligation of the Guarantors to the Lender as set forth in the Guaranty Agreement.

          "Hazardous Substance" shall have the meaning assigned to that term in CERCLA.

          "Indebtedness" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business),
     (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) financial obligations as the issuer of Capital Stock redeemable in whole or in part at the option of any Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event or condition not solely within the control of such issuer, (v) all obligations (contingent or otherwise) with respect to interest rate and currency leasing agreements, (vi) reimbursement obligations (contingent or otherwise) with respect to amounts under letters of credit, bankers acceptances and similar instruments, (vii) financial obligations under purchase money mortgages, (viii) financial obligations under asset securitization vehicles, (ix) conditional sale contracts and similar title retention instruments with respect to property acquired, and (x) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (ix) above, except to the extent such guaranties are limited to a lesser amount.

          "Interest Expense" shall mean, for any fiscal period of the Consolidated Companies, total interest expense (including, without limitation, interest expense attributable to capitalized leases in accordance with GAAP) in respect of all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, for such period.

          "Interest Period" shall mean (i) as to any LIBOR Advance, the interest period selected by the Company pursuant to Section 2.12(a), and (ii) as to any Prime Rate Advance, the interest period requested by the Company and agreed to by the Lender pursuant to Section 2.12(b).

          "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

          "Lender" shall have the meaning set forth in the first paragraph of this Agreement.

          "Lending Office" shall mean the office of the Lender specified as the Lending Office on the signature page hereof, or such other location as to which the Lender shall have given written notice to the other parties hereto.

          "Letter of Credit Application" shall mean an "Application and Agreement for Irrevocable Standby Letter of Credit" or an "Application and Security Agreement for Commercial Letter of Credit" duly executed and delivered by the Company or any Guarantor substantially in the form of Exhibit M-1 or Exhibit M-2 attached hereto.

          "Letter of Credit Fee" shall have the meaning set forth in
     Section 2.10(c).

          "Letter of Credit Obligations" shall mean, with respect to Letters of Credit, as at any date of determination, the sum of (a) the maximum aggregate amount which at such date of determination is available to be drawn by the beneficiaries thereof (assuming the conditions for drawing thereunder have been met) under all Letters of Credit then outstanding, plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Lender not theretofore reimbursed by the Company.

          "Letter of Credit Subfacility" shall mean the $5,000,000 letter of credit facility established by the Lender pursuant to which the Lender will issue Letters of Credit for the account of an Account Party pursuant to Sections 2.03 and 2.04 hereof.

          "Letters of Credit" shall mean any Existing Letter of Credit or hereafter issued letter of credit issued pursuant to Article II hereof by the Lender for the account of the Company or any Guarantor pursuant to the Commitment.

          "Leverage Ratio" shall mean, as of any date of determination, the ratio of (i) Funded Debt as of such date to (ii) EBITDA for the trailing four-quarter period ending on such date.

          "LIBOR" shall mean, for any Interest Period, the offered rates for deposits in U.S. dollars for a period comparable to the Interest Period appearing on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on the day that is two London banking days prior to the Interest Period.
     If at least two such rates appear on the Reuters Screen LIBOR Page, the rate for that Interest Period will be the arithmetic mean of such rates, and in either case as such rates may be adjusted for any applicable reserve requirements.

          "LIBOR Advance" shall mean any advance made to the Company by the Lender at an interest rate equal to LIBOR plus the Applicable Margin for such advance.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

          "Loan Documents" shall mean this Agreement, each Exhibit and Schedule to this Agreement, the Note, all Letter of Credit Applications, the Guaranty Documents, the Security Documents, and each other document, instrument, certificate and opinion executed and delivered in connection with the foregoing, each as amended, restated, supplemented or otherwise modified from time to time as provided in Section 9.02.

          "Margin Regulations" shall mean Regulation G, Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

          "Materially Adverse Effect" shall mean a materially adverse change in the operations, business, property or assets of, or in the condition (financial or otherwise) of, the Company and its Subsidiaries, taken as a whole, or such a change which materially reduces the ability of the Company or any Guarantor to perform under the terms of this Agreement or the Loan Documents.

          "Material Subsidiary" shall mean any Subsidiary of the Company or any Guarantor, now or hereafter existing which either (i) has assets comprising five percent (5%) or more of the assets of the Consolidated Companies or
     (ii) has revenues comprising ten percent (10%) or more of the revenues of the Consolidated Companies.

          "Maximum Permissible Rate" shall mean, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the Lender or (ii) the Lender being unable to enforce payment of (or if collected, to retain) all or part of such amount or the interest payable thereon.

          "Minimum Consolidated Tangible Net Worth" shall have the meaning set forth in Section 7.01 hereof.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
     Section 4001(a)(3) of ERISA as to which the Company, any Subsidiary or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

          "Net Capital Expenditures" shall mean Capital Expenditures, for any period, minus any financing received by the Consolidated Companies during the trailing four quarter period to support Capital Expenditures for such period.

          "Net Worth" shall mean, at any date, the net worth of the Consolidated Companies and its Subsidiaries, determined in accordance with GAAP as determined on such date.

          "Note" shall mean a revolving credit note by the Company payable to the order of the Lender in substantially the form of Exhibit F hereto, evidencing the maximum aggregate principal indebtedness of the Company to the Lender under the Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

          "Notice of Borrowing" shall have the meaning set forth in
     Section 2.02(a) hereof, and shall be substantially in the form of Exhibit G attached hereto.

          "Notice of Continuation/Conversion" shall have the meaning set forth in Section 2.02(b) hereof and shall be substantially in the form of Exhibit H attached hereto.

          "Obligations" shall mean all amounts owing to Lender pursuant to the terms of this Agreement, the Note and any other Loan Document, including without limitation, all Advances (including all principal and interest payments due thereunder), all Letter of Credit Obligations, Fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Company and its Subsidiaries, covenants and duties of the

     Company to the Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising under this Agreement or under the other Loan Documents, by operation of law or otherwise, now existing or hereafter arising or whether or not for the payment of money or the performance or the nonperformance of any act, including, but not limited to, all debts, liabilities and obligations owing by the Company to others which the Lender may have obtained by assignment or otherwise, and all damages which the Company may owe to the Lender by reason of any breach by the Company of any representation, warranty, covenant, agreement or other provision of this Agreement or of any other Loan Document.

          "Other Claim" shall have the meaning set forth in Section 5.07 hereof.

          "Parent" shall mean Zapata Corporation, a Delaware corporation.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

          "Permitted Liens" shall mean those Liens expressly permitted by
     Section 6.01.

          "Person" shall mean an individual, corporation, partnership, trust, limited liability company or unincorporated organization, a government or any agency or political subdivision thereof.

          "Plan" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of the Company or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

               (i) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute", "rabbi trust", or other executive compensation plan, program, contract, arrangement or practice;

               (ii) ERISA Plans - any "employee benefit plan" as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits;

               (iii) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

          "Prime Rate" shall mean the rate which SunTrust designates from time to time as its prime lending rate, as in effect from time to time, (any changes in such rates to be effective as of the date of any change in such rate). The SunTrust prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust may make commercial loans or other loans at rates of interest at, above, or below the SunTrust prime lending rate.

          "Prime Rate Advance" shall mean any advance made to the Company by the Lender at an interest rate equal to the Prime Rate less 0.75%.

          "Protein Finance Company" shall mean Protein Finance Company, a Delaware corporation.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, and any regulation successor thereto.

          "Rent Expense" shall mean all expenses for the rental of all property, real or personal, by the Company and any of its Subsidiaries, determined in accordance with GAAP.

          "Rolling Stock" shall mean engine operated equipment now owned or hereafter acquired by the Company or any of its Subsidiaries, including, aircraft, rough terrain cranes, forklifts, manlifts, dump trailers, wheel loaders, skid steer loaders, skip loaders and utility wheel loaders.

          "Security Agreement" shall mean, collectively, the Company Security Agreement and the Guarantor Security Agreement.

          "Security Documents" shall mean, collectively the Company Security Agreement, the Company Trademark Security Agreement, the Guarantor Security Agreement, all UCC financing statements and fixture filings naming the Company or any of its Subsidiaries as debtor and the Lender as secured party, and all filings in the U.S. Patent and Trademark Office which are required to be made under the Loan Documents.

          "Subsidiary" of any Person shall mean any corporation, partnership or other Person of which a majority (more than fifty percent (50%)) of all the outstanding Capital Stock (including director's qualifying shares) or other securities or ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is, at the time as of which any such determination is being made, directly or indirectly owned by such Person, or by one or more of the Subsidiaries of such Person, and which corporation, partnership or other Person is consolidated with such Person for financial reporting purposes. Unless otherwise specified, "Subsidiaries" and "Subsidiary" shall mean the Subsidiaries and a Subsidiary, respectively, of the Company.

          "SunTrust" shall mean SunTrust Bank, South Florida, National Association, a national association.

          "SunTrust Standard Fee Schedule" shall mean that International Services Fee Schedule published by the Lender from time to time subject to modification without notice.

          "Supplemental Documents" shall mean the supplements to the following documents: the Guaranty Agreement, the Contribution Agreement, and the Guarantor Security Agreement as such supplements are described in
     Section 5.13(a) and are more specifically described and shown in each respective document.

          "Tax" shall mean, with respect to any Person, any federal, state or foreign tax, assessment, customs duties, or other governmental charge, levy or assessment (including any withholding tax) upon such Person or upon such Person's assets, revenues, income or profits, other than income and franchise taxes imposed upon the Lender by the jurisdictions (or any political subdivision thereof) in which the Lender has its principal office or office from which its Advances are made, or in which the Lender is incorporated.

          "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement by and among the Protein Finance Company, the Company, and any Subsidiary of the Company from time to time party thereto.

          "Title XI Financing" shall mean that line of credit and borrowings of long-term debt which are guaranteed by the U.S. government under a program offered through the National Marine Fisheries Service pursuant to Title XI of the Marine Act of 1936.

          "Total Liabilities" shall mean all liabilities on the balance sheet of the Consolidated Companies as determined in accordance with GAAP.

          "United States" or "U.S." means the United States of America, its fifty (50) States and the District of Columbia.

          "Upfront Fee" shall have the meaning set forth in Section 2.10(a).

          "U.S. Dollar" "Dollar" and "$" shall mean lawful money of the United States of America.

          "Vessels" shall mean all fishing vessels now owned or hereafter acquired by the Company and any of its Subsidiaries, including, without limitation, purse boats.

          SECTION 1.02. Calculations; Accounting Terms. Calculations of all financial data herein shall be on a consolidated basis for the Company and all Subsidiaries; and all accounting terms used herein shall, unless otherwise expressly indicated, be in reference to the Consolidated

Companies, on a consolidated basis, which may be accounted for in accordance with the equity investment method (to the extent such method is in accordance with GAAP), and shall have the meanings ascribed thereto under and be interpreted in accordance with GAAP. All calculations and determinations under
Article VII shall be made in accordance with accounting principles consistent with those followed in the preparation of the annual or interim financial statements, as applicable, referred to in Section 5.02.

          SECTION 1.03.  Other Definitional Provisions.

          (a) Except as otherwise specified herein, all references herein (A) to any Person, other than the Company or any Subsidiary, shall be deemed to include such Person's successors, transferees and assignees, (B) to the Company or any Subsidiary, shall be deemed to include such Person's successors, (C) to any Applicable Law specifically defined or referred to herein shall be deemed references to such Applicable Law as the same may be amended or supplemented from time to time, and (D) to any contract defined or referred to herein shall be deemed references to such contract (and, in the case of any instrument, any other instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

          (b) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and "Section", "Subsection", "Schedule" and "Exhibit" shall refer to Sections and Subsections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

          (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.

          (d) All terms defined in this Agreement shall have the defined meanings when used in any Note or, except as otherwise expressly stated therein, any certificate, opinion or other Loan Document.

          SECTION 1.04. Captions. Article and Section captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.


                                  ARTICLE II

                         AMOUNT AND TERMS OF ADVANCES
                         ----------------------------

          SECTION 2.01. Commitment and Note. Subject to and upon the terms and conditions set forth in this Agreement, the Lender establishes until August 11, 2000, unless otherwise extended pursuant to Section 2.13 below (August 11, 2000, or such later date as the Commitment has been extended pursuant to Section 2.13, is hereinafter referred to as the "Commitment Termination Date") a revolving credit facility in favor of the Company in the aggregate principal at any one time outstanding not to exceed TWENTY MILLION DOLLARS ($20,000,000), as the same
may be reduced from time to time pursuant to the terms hereof.   Within the
limits of the Commitment, the Company may borrow, repay and reborrow under the terms of this Agreement; provided, however, that (i) the aggregate principal amount of each Borrowing shall not be less than $500,000, (ii) all of the Company's representations and warranties are true and correct on and as of the date of each Borrowing, (iii) the Company may neither borrow nor reborrow should there exist an Event of Default, or such would result from the Borrowing, and
(iv) the aggregate outstanding amount of Advances plus Letter of Credit Obligations, after giving effect to each Borrowing shall not exceed the Commitment. At no time shall the number of Borrowings outstanding under this
Article II exceed ten (10); provided that, for the purpose of determining the number of Borrowings outstanding, all Borrowings consisting of Prime Rate Advances under the Commitment shall be considered as one Borrowing. Borrowings under the Commitment shall be made through Advances by the Lender. All Advances by the Lender shall be evidenced by a single Note payable to the Lender in the form of Exhibit F attached hereto with appropriate insertions. The Note shall be dated the date hereof, shall be payable to the order of the Lender in the principal amount of $20,000,000, shall bear interest as provided for in this Agreement and shall mature on the Commitment Termination Date or sooner should the principal and accrued interest thereon be declared immediately due and payable as provided for hereinafter.

          SECTION 2.02. Method of Borrowing Under the Commitment. (a) The Company shall give the Lender written or telephonic notice (promptly confirmed in writing) of any requested Borrowing under the Commitment, substantially in the form of Exhibit G attached hereto (a "Notice of Borrowing"), specifying (i) the amount of the Borrowing, (ii) the date the proposed Borrowing is to be made (which shall be a Business Day), (iii) whether the Borrowing will consist of Prime Rate Advances or LIBOR Advances, and (iv) in the case of a Borrowing consisting of LIBOR Advances, the duration of the initial Interest Period Applicable thereto. Each Notice of Borrowing shall be given to the Lender (x) in the case of Prime Rate Advances, not later than 11:00 a.m. (Ft. Lauderdale, Florida time) the same Business Day of such requested Borrowing or (y) in the case of LIBOR Advances, at least three Business Days before the date such requested Borrowing is to be made (which shall be a Business Day). The Lender shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by an Executive Officer of the Company, and any Advances made by the Lender based on such telephonic notice shall, when deposited by the Lender to the Company's Account No. 417006231174 at SunTrust, be Advances for all purposes hereunder. Lender shall make each Advance, if it received proper notification as specified above, available in the Company's Account by 4:00 p.m. on the date such requested Borrowing is to be made.

          (b) Whenever the Company desires to convert all or a portion of an outstanding Borrowing consisting of Prime Rate Advances into one or more Borrowings consisting of LIBOR Advances, or to continue a Borrowing consisting of LIBOR Advances for a new Interest Period, it shall give the Lender written notice or telephonic notice (promptly confirmed in writing) at least three Business Days before the date of such conversion, specifying each such Borrowing to be converted into or continued as LIBOR Advances. Such notice, substantially in the form of Exhibit H attached hereto (a "Notice of Continuation/Conversion") shall be given prior to 11:00 a.m. (Ft. Lauderdale, Florida time) on the date specified. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify the aggregate principal amount of the Advances to be converted or continued, the date of such conversion or continuation and the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing, the Company shall have failed to deliver the Notice of Continuation/Conversion, the Company shall be deemed to have elected to convert or continue such Borrowing to a Borrowing consisting of Prime Rate Advances. So long as any Event of Default shall have occurred and be continuing, no Borrowing may be converted into or continued as (upon expiration of the current Interest Period) LIBOR Advances unless the Lender shall have otherwise consented in writing. No conversion of any Borrowing of LIBOR Advances shall be permitted except on the last day of the Interest Period in respect thereof.

          SECTION 2.03. Letter of Credit Subfacility. Subject to, and upon the terms and conditions set forth herein, the Company may request, in accordance with the provisions of this Section 2.03 and Section 2.04 and the other terms of this Agreement, that on and after the Closing Date but prior to the Commitment Termination Date, the Lender issue a Letter of Credit or Letters of Credit for the account of the Company or any Guarantor; provided that the Company or such Guarantor executes and delivers to the Lender a Letter of Credit Application, provided further that (i) no Letter of Credit shall have an expiration date that is later than the earlier of (x) one year after the date of issuance thereof or
(y) the Commitment Termination Date (provided that a Letter of Credit may provide that it is extendible for consecutive one year periods if such period does not end after the Commitment Termination Date); (ii) the Company shall not request that the Lender issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of the Advances would exceed the Commitment; and (iii) the Company shall not request that the Lender issue any Letter of Credit if after giving effect to such issuance, the aggregate Letter of Credit Obligations would exceed the Letter of Credit Subfacility. To the extent of any conflict between the terms of this Agreement and any Letter of Credit Application, this Agreement shall control, including, but not limited to all fees to be paid to Lender under this Agreement.

          SECTION 2.04. Notice of Issuance of Letter of Credit; Agreement to Issue.

          (a) Whenever the Company desires the issuance of a Letter of Credit, it shall, in addition to any application and documentation procedures reasonably required by the Lender for the issuance of such Letter of Credit, deliver to the Lender a written notice no later than 11:00 AM (local time for the Lender) at least two (2) Business Days in advance of the proposed date of issuance. Each such notice shall specify (i) the Account Party, (ii) the proposed date of issuance (which shall be a Business Day); (iii) the face amount of the Letter of Credit; (iv) the expiration date of the Letter of Credit; and (v) the name and address of the beneficiary with respect to such Letter of Credit and shall attach a precise description of the documentation and a verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which would require the Lender to make payment under the Letter of Credit, provided that the Lender may require reasonable changes in any such documents and certificates in accordance with its customary letter of credit practices, and provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 AM (Fort Lauderdale, Florida time). In determining whether to pay any draft under any Letter of Credit, the Lender shall be responsible only to determine that the documents and certificate required to be delivered under its Letter of Credit have been delivered, and that they comply on their face with the requirements of the Letter of Credit.

          (b) The Lender agrees, subject to the terms and conditions set forth in this Agreement, to issue for the account of such Account Party a Letter of Credit in a face amount equal to the face amount requested under paragraph (a) above, following its receipt of a notice required by Section 2.04(a).

          (c) As of the Closing Date, each of the Existing Letters of Credit shall be deemed to have been issued by the Lender in accordance with the terms hereof.

          SECTION 2.05.  Payment of Amounts drawn under Letters of Credit.

          (a) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereof, the Lender shall notify the Company on or before the date on which the Lender intends to honor such drawing, and the Company and the Account Party (if other than the Company) jointly and severally agree to reimburse the Lender on the day on which such drawing is honored in an amount, in same day funds, equal to the amount of such drawing.

          (b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any Letter of Credit or portion thereof remains outstanding on the Commitment Termination Date, for any reason whatsoever, the Company and the Guarantors hereby agree that the beneficiary or beneficiaries thereof shall be deemed to have made a drawing of all available amounts pursuant to such Letters of Credit on the Commitment Termination Date which amount shall be held by the Lender, in an interest bearing account, as cash collateral for its remaining obligations pursuant to such Letters of Credit.

          (c) As between the Company, any Account Party and the Lender, the Company and such Account Party assume all risk of the acts and omissions of, or misuse of, the Letters of Credit issued by the Lender, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects insufficient, inaccurate, fraudulent or forged or otherwise invalid; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of any such Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit;
(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise; (v) for good faith errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Lender; provided however that the Lender shall assume the risk of the acts and omissions of, the Letters of Credit issued by the Lender which result directly from the Lender's gross negligence or willful misconduct.

          SECTION 2.06.  Prepayment of Borrowings Under the Commitment.

          (a) The Company shall have the right to prepay Borrowings under the Commitment, in whole at any time or in part from time to time, without premium or penalty (but, in the case of LIBOR Advances, subject to the funding indemnification provisions of Section 2.16), provided that (i) the Company gives the Lender prior written notice of such prepayment, specifying the date such prepayment will occur (which shall be a Business Day), (x) in the case of any Prime Rate Advance, at least one Business Day in advance of such date or (y) in the case of any LIBOR Advance during an Interest Period, at least three Business Days in advance of such date, (ii) each partial prepayment shall be in an amount of at least $500,000, and (iii) such prepayments include interest accrued, on the principal amount prepaid, to the prepayment date.

          (b)  The Company, when providing notice of prepayment pursuant to this
Section 2.06, may designate the specific Borrowing or Borrowings which are to be prepaid. In the absence of a designation by the Company, the Lender shall make such designation in its sole discretion. All voluntary prepayments shall be applied to the payment of interest before application to principal.

          SECTION 2.07. Voluntary Reduction of the Commitment. Upon at least five (5) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Lender, which notice shall specify (1) the amount by which the Commitment is to be terminated and (2) the date such termination is to occur, the Company shall have the right, without premium or penalty, to terminate the Commitment, in whole or in part, provided that (a) any partial termination pursuant to this Section 2.07 shall be in an amount of at least $1,000,000 and integral multiples of $500,000, (b) the amount of the Commitment shall not be reduced to an amount less than $10,000,000, and (c) any such termination shall apply to permanently reduce the Commitment. If the sum of (i) the aggregate principal amount of Advances plus (ii) the Letter of Credit Obligations exceeds the amount of the Commitment as so reduced, the Company shall immediately repay Borrowings under the Commitment by an amount equal to such excess, together with accrued but unpaid interest on such excess.

          SECTION 2.08. Termination of the Commitment. The unpaid principal balance and all accrued and unpaid interest on the Note will be due and payable upon the first of the following dates or events to occur: (i) the Acceleration Date; or (ii) upon the expiration of the Commitment on the Commitment Termination Date.

          SECTION 2.09. Use of Proceeds. The proceeds of each Borrowing under the Commitment will be used by the Company solely for general corporate purposes including working capital and fixed asset capital expenditures.

          SECTION 2.10.  Fees.

          (a) On the Closing Date, the Company shall pay to SunTrust $50,000 (the "Upfront Fee"), which fee is a one time fee and shall be fully earned and nonrefundable when paid.

          (b) The Company shall pay to the Lender, (subject to the last sentence hereof), a commitment fee (the "Commitment Fee") for the period commencing on the Closing Date to and including the Commitment Termination Date, computed at a rate of one-eighth of a percent (0.125%) multiplied by the average daily unused portion of the Commitment of the Lender, such fee being payable quarterly in arrears through the last day of each calendar quarter and due not later than the 5th of the month immediately following the last day of such calendar quarter, unless such day is not a Business Day, in which case such fee is payable on the next Business Day following the 5th of such calendar quarter, commencing on September 30, 1998, and ending on the Commitment Termination Date. The Commitment Fee is a per annum fee and will be calculated on the basis of a 360-day year for the actual number of days elapsed. For purposes of calculating the Commitment Fee, outstanding Letter of Credit Obligations shall not be usage of the Commitment.

          (c) The Company agrees to pay upon the issuance or negotiation of each letter of credit, to the Lender, a letter of credit fee equal to the Applicable LC Fee Percentage as set forth in SunTrust Standard Fee Schedule (the "Letter of Credit Fee").

          (d) The Company hereby authorizes the Lender to withdraw an amount equal to the fees which are due and payable under clauses (a) or (b) above from any of its accounts with the Lender if not paid on the due date for such fees. The Lender shall give the Company notice of any such withdrawals, provided, however, that failure by the Lender to give the Company notice shall not prevent the Lender from making any such withdrawals under this Section.

          SECTION 2.11.  Interest.

          (a) Interest Rate. For each Borrowing, subject to the limitations set forth in Section 2.01, the Company shall be entitled to select between the following two options to establish the rate of interest at which the unpaid principal amount of the Note shall accrue:

               (i) Prime Rate Advances - interest shall accrue at the Prime Rate less 0.75%; or

               (ii) LIBOR Advances - interest shall accrue at LIBOR plus the Applicable Margin.

     Provided that the Company shall not select an interest rate based on LIBOR for an Interest Period which extends beyond the Expiration Date.

          (b) Payment of Interest. Interest shall be payable to the Lender in arrears as follows:

               (i) Prime Rate Advances - on the first day of each calendar month.

               (ii) LIBOR Advances - on the last day of the Interest Period (subject to Section 2.12(c)(iii)), provided however, that if the Interest Period for any LIBOR Advance is 6 months, payment shall be made (x) on the last day of each three month period prior to the expiration of the Interest Period, and if such day is not a Business Day then on the next Business Day, and (y) at the expiration of the Interest Period.

          SECTION 2.12.  Interest Periods.

          (a) In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Advances, the Company shall select an Interest Period to be applicable to such LIBOR Advance, which Interest Period shall be either a 1, 2, 3 or 6 month period.

          (b) In connection with the making of each Prime Rate Advance the Interest Period shall end on a date not later than the Commitment Termination Date.

          (c)  Notwithstanding paragraphs (a) or (b) above:

               (i) The initial Interest Period for any Borrowing of LIBOR Advances shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing consisting of Prime Rate Advances) and each Interest Period occurring thereafter in respect of a continuation of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

               (ii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of LIBOR Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iii) Any Interest Period in respect of LIBOR Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part
     (iv) below, expire on the last Business Day of such calendar month; and

               (iv) No Interest Period with respect to the Advances shall extend beyond the Commitment Termination Date.

          SECTION 2.13. Extension of Commitment. No earlier than 180 days but no later than 120 days prior to the then applicable Commitment Termination Date, the Company may request that the Commitment Termination Date be extended by the Lender for an additional two (2) year period. The Lender may agree or not agree to such extension in the exercise of its sole discretion; provided, however, that the Lender shall inform the Company no later than 90 days prior to the then applicable Commitment Termination Date of the Lender's decision as to whether to extend the Commitment Termination Date. Notwithstanding anything herein to the contrary, the Commitment Termination Date may only be extended, in the aggregate, for up to one additional two-year period pursuant to this
Section 2.13. If the Lender agrees, in its sole discretion, to extend the Commitment Termination Date, then the applicable Commitment Termination Date shall automatically be so extended two years from such date, upon written notice thereof being delivered by the Lender, to the Company and completion by the Company and its Subsidiaries of any conditions to such extension required by the Lender.

          SECTION 2.14.  Increased Costs.

          (a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

          (i) Lender shall be subject to any tax, duty or other charge with respect to its LIBOR Advances or Letter of Credit Obligations or its obligation to make LIBOR Advances or issue letters of credit, or the basis of taxation of payments to Lender of the principal of or interest on its LIBOR Advances or on its obligation to issue Letters of Credit shall have changed (except for changes in the tax on the overall net income of, or any franchise tax on, the Lender or its Lending Office imposed by the jurisdiction in which the Lender's principal executive office is located); or

          (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender's Lending Office shall be imposed or deemed applicable or any other condition affecting its LIBOR Advances or Letter of Credit Obligations or its obligation to make LIBOR Advances or issue Letters of Credit shall be imposed on the Lender, its Lending Office or the London interbank market;

and as a result thereof there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining LIBOR Advances (excepts to the extent already included in the determination of LIBOR for LIBOR Advances) or Letters of Credit, or there shall be a reduction in the amount received or receivable by the Lender or its Lending Office, then the Company shall from time to time, upon written notice from and demand by the Lender on the Company, pay to the Lender for the account of the Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify the Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by the Lender in good faith and accompanied by a statement prepared by the Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes. In the event that the Company shall pay the increased cost accrued through the date of payment as required under this Section 2.14(a), plus any funding losses as described in Section 2.16, then the Company shall have the right to convert the relevant LIBOR Advance to a Prime Rate Advance and the Lender shall be deemed to
have given its consent thereto, as required hereunder.   The Lender will
promptly notify the Company of any such adoption, change or compliance of which it has knowledge which will entitle the Lender to compensation pursuant to the Section, however, the failure to give notice shall not affect the Lender's right to such compensation.

          (b) If the Lender shall determine that at any time, because of the circumstances described in clauses (x) or (y) in Subsection 2.14(a) or any other circumstances beyond the Lender's reasonable control arising after the date of this Agreement affecting the Lender or the London interbank market or the United States secondary certificate of deposit market or the Lender's position in such markets, LIBOR, as determined by the Lender, will not adequately and fairly reflect the cost to the Lender of funding its LIBOR Advances, then, and in any such event:

          (i) the Lender shall forthwith give notice (by telephone confirmed in writing) to the Company;

          (ii) the Company's right to request and the Lender's obligation to make or permit portions of the Advances to remain outstanding past the last day of the then current Interest Periods as LIBOR Advances shall be immediately suspended; and

          (iii) the Lender shall make an Advance as part of the requested Borrowing of LIBOR Advances, as the case may be, as a Prime Rate Advance, which such Prime Rate Advance shall, for all other purposes, be considered part of such Borrowing.

          SECTION 2.15. Capital Adequacy. If, after the date of this Agreement, the Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender in its sole discretion to be material, then, from time to time, promptly upon demand by the Lender, the Company shall pay the Lender such additional amount or amounts as will compensate the Lender for such reduction. A certificate of the Lender claiming compensation under this Section 2.15 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, the Lender may use any reasonable averaging and attribution methods. The Lender will promptly notify the Company of any such adoption, change or compliance of which it has knowledge which will entitle the Lender to compensation pursuant to this Section, but the failure to give such notice shall not affect the Lender's right to such compensation provided the Lender gives such notice within 90 days after an officer of the Lender having responsibility for the administration of this Agreement shall have received actual notice of such adoption, change or compliance.

          SECTION 2.16. Funding Losses. The Company shall compensate the Lender, upon its written request to the Company (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by the Lender to lenders of funds borrowed by it to make or carry its LIBOR Advances, in either case to the extent not recoverable by the Lender in connection with a re-employment of such funds and including loss of anticipated profits, which the Lender may sustain): (i) if for any reason (other than a default by the Lender) a borrowing of, or conversion to or continuation of, LIBOR Advances to the Company does not occur on the date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions) of any LIBOR Advances by the Company occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii) if, for any reason, the Company defaults in its obligation to repay its LIBOR Advances when required by the terms of this Agreement, provided however, that the Company shall not be required to pay any penalty or fee for any losses, expenses and liabilities incurred by the Lender (i) as a result of Lender's determination that the making or continuance of a LIBOR Advance has become unlawful by compliance by the Lender in good faith with any applicable law, governmental rule, regulation, guideline or order as further described in Section 2.22 hereto, or (ii) as a result of Lender's determination that adequate and fair means do not exist for ascertaining the applicable interest rate as described in Section 2.21 hereto.

          SECTION 2.17.  Making of Payments.

          (a) The Fees and all payments of principal of, or interest on, the Note shall be made in immediately available funds free and clear of any defenses, set-offs, counterclaims or withholdings or deductions for taxes to the Lender at its principal office in Ft. Lauderdale, Florida, for the Lender's account. All such payments shall be made not later than 1:00 p.m. (Ft. Lauderdale, Florida time) and funds received after that hour shall be deemed to have been received by the Lender on the next following Business Day.

          (b) Subject to Subsection 2.12(c)(ii), whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

          SECTION 2.18. Default Rate of Interest. On the Acceleration Date, to the extent permitted by law, all unpaid amounts hereunder shall, on such date and thereafter, accrue an interest rate of Prime Rate plus an additional two percent (2.0%) per annum until payment in full. Interest accruing pursuant to this Section 2.18 will be due and payable upon demand.

          SECTION 2.19. Calculation of Interest. Interest payable on the Note, including interest payable as provided in Section 2.18, shall be calculated as follows:

          (a) Prime Rate Advances - Interest shall be calculated on the basis of a 365-day year and paid for actual number of days elapsed.

          (b) LIBOR Advances - Interest shall be calculated on the basis of a 360-day year and paid for the actual number of days elapsed.

          SECTION 2.20. Payments Free of Taxes. All payments made by the Company under this Agreement and the Note shall be made free and clear of, and without deduction for, any Tax. To the extent that the Company is obligated by Applicable Law to make any deduction or withholding on account of any Tax from any amount payable to the Lender under this Agreement or the Note, the Company shall (1) make such deduction or withholding and pay the same to the relevant governmental authority and (2) pay such additional amount to the Lender as is necessary to result in the Lender receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which the Lender would have been entitled under this Agreement or the Note absent such deduction or withholding.

          SECTION 2.21. Interest Rate Not Ascertainable, etc. In the event that the Lender, in the case of LIBOR, shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or the Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR then, and in any such event, the Lender shall forthwith give notice (by telephone confirmed in writing) to the Company of such determination and a summary of the basis for such determination. Until the Lender notifies the Company that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lender to make or permit portions of the Advances to remain outstanding past the last day of the then current Interest Periods as LIBOR Advances shall be suspended, and such affected Advances shall bear the same interest as Prime Rate Advances.

          SECTION 2.22.  Illegality.

          (a) In the event that the Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Advance has become unlawful by compliance by the Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to the Company of such determination and a summary of the basis for such determination.

          (b) Upon the giving of the notice to the Company referred to in subsection (a) above, (i) the Company's right to request and the Lender's obligation to make LIBOR Advances shall be immediately suspended, and the Lender shall make an Advance as part of the requested Borrowing of LIBOR Advances as a Prime Rate Advance, and (ii) if the affected LIBOR Advance or Advances are then outstanding, the Company shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Lender, convert each such Advance into a Prime Rate Advance with an Interest Period ending on the date on which the Interest Period applicable to the affected LIBOR Advances expires.

          (c) Notwithstanding any other provision contained in this Agreement, Lender shall not be obligated to issue any Letter of Credit if the issuance of such Letter of Credit shall have become unlawful or prohibited by compliance by Lender in good faith with any law, governmental rule, request, order, injunction, judgment or decree (whether or not having the force of law).

          SECTION 2.23. Letter of Credit Obligations Absolute. The obligation of each Account Party to reimburse the Lender for drawings made under Letters of Credit issued for the account of the Account Party shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation, the following circumstances:

          (a)  Any lack of validity or enforceability of any Letter of Credit;

          (b) The existence of any claim, set-off, defense or other right which the Company or any Subsidiary or Affiliate of the Company may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including without limitation any underlying transaction between the Company or any of its Subsidiaries and Affiliates and the beneficiary for which such Letter of Credit was procured);

          (c) Any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

          (d) Payment by the Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

          (e) Any other circumstance or happening whatsoever which is similar to any of the foregoing; or

          (f) the fact that a Default or an Event of Default shall have occurred and be continuing;

provided however, that the Account Party shall not be obligated to reimburse the Lender for drawings made under the Letters of Credit if the payment of such drawing by the Lender results directly from Lender's gross negligence or wilful misconduct.



                                  ARTICLE III

                           CONDITIONS TO BORROWINGS
                           ------------------------

          The obligation of the Lender to make an Advance to the Company hereunder is subject to the satisfaction of the following conditions:

          SECTION 3.01. Conditions Precedent to Initial Advance. At the time of the making by the Lender of its initial Advance hereunder, unless otherwise waived or consented to by the Lender,

     (1) all obligations of the Company to the Lender incurred prior thereto (including, without limitation, the Company's obligation to reimburse the fees and disbursements of counsel to the Lender in accordance with this Agreement), together with the fees described in the Commitment Letter, shall have been paid in full;

     (2) the Lender shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Lender:

          (a)  A duly executed original of this Agreement.

          (b) A duly completed and executed original of a Note payable to the order of the Lender in the principal amount of the Lender's Commitment.

          (c) A duly executed original of the Guaranty Agreement and the Contribution Agreement.

          (d) A duly executed original of the Company Security Agreement and the Guarantor Security Agreement, together with such UCC financing statements and UCC amendments recorded in such jurisdictions as the Lender deems necessary or desirable to perfect the security interests granted thereunder and under the Company Trademark Security Agreement.

          (e) Certified Requests for Information or Copies (Form UCC-11) or equivalent reports, listing all effective financing statements which name the Company or any of its Subsidiaries as debtor, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Company Security Agreement, the Guarantor Security Agreement and the Company Trademark Security Agreement), other than financing statements in favor of the Lender.

          (f) Completion of and receipt of lien searches in all relevant jurisdictions revealing no liens on any assets of the Company or any Guarantor except Permitted Liens and liens to be terminated on the Closing Date.

          (g) A duly executed original of the Company Trademark Security Agreement, together with such filings in the United States Patent and Trademark Office as the Lender deems necessary or desirable to perfect the security interests granted under the Company Trademark Security Agreement.

          (h) Duly executed originals of any fixture filings and amendments to existing fixture filings recorded in such jurisdictions as the Lender deems necessary or desirable to perfect the security interests granted thereunder.

          (i) Duly executed originals of any Collateral Access Agreements required by

          (j) Evidence satisfactory to the Lender that all other actions necessary or desirable to perfect and protect the security interests created by the Security Documents have been taken.

          (k) Certificates of insurance issued by the Company's insurers, describing in reasonable detail the insurance maintained by the Company, together with appropriate evidence showing that the Lender has been named as loss payee or additional insured, as its interest may appear, on all insurance policies insuring property of the Company and its Subsidiaries.

          (l) Certificates signed by the Chief Executive Officer or the Chief Financial Officer of each of the Company and the Guarantors as to the solvency of such Company or Guarantor.

          (m) Payment of all fees required to be paid on or prior to the Closing Date.

          (n) A duly executed original of the Closing Certificate, in the form attached hereto as Exhibit I.

          (o) Copies of the organizational papers of each of the Company and the Guarantors, certified as true and correct by the Secretary of State of the State in which the Company or such Guarantor is incorporated, and certificates from the Secretaries of State of the States in which the Company or such Guarantor is incorporated and of each state in which the Company or such Guarantor is legally required to qualify to transact business as a foreign corporation, certifying the Company's or Guarantor's good standing as a corporation in such States.

          (p) Copies of the bylaws of each of the Company and the Guarantors of resolutions of the Board of Directors of each of the Company and the Guarantors approving this Agreement, the Note and the Borrowings hereunder, the Security Documents and all other Loan Documents to which the Company or such Guarantor is a party and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, the Security Documents and all other Loan Documents to which the Company or such Guarantor is a party, in each case certified as true and correct by the Secretary or an Assistant Secretary of the Company or such Guarantor.

          (q) A favorable written opinion of Woods, Oviatt, Gilman, Sturman & Clarke LLP, General Counsel for the Company and the Guarantors, substantially in the form of Exhibit J attached hereto, and covering such additional matters relating to the transactions contemplated hereby as the Lender may reasonably request, addressed to the Lender.

          (r) Certified copy of the Tax Sharing Agreement.

          (s) Certified copies of all consents, approvals, authorizations, registrations or filings required to be made or obtained by the Company or the Guarantors in connection with the transactions contemplated hereby and by the other Loan Documents, including, without limitation consent from the United States Government pursuant to the Title XI Financing.

          (t)  Acknowledgment as to appointment of a local agent in Florida.

          (u) Evidence satisfactory to the Lender that all primary operating accounts related to the operation and management of the Company and its Subsidiaries have been transferred to, or otherwise established, with the Lender.

     (3) all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto or delivered in connection therewith shall be satisfactory in form and substance to the Lender.

          SECTION 3.02. Conditions Precedent to Each Advance. At the time of the making by the Lender of each Advance hereunder (including the initial Advances), (a) the following statements shall be true:

          (i) The representations and warranties contained in Article IV hereof are true and correct in all respects on and as of the date of such Borrowing as though made on and as of such date, except insofar as such representations and warranties speak only as of a prior date or reflect transactions and events after the Closing Date, as permitted by the Loan Documents;

          (ii) No Default or Event of Default exists or would result from such Borrowing or from the application of the proceeds therefrom;

          (iii) Since the date of the most recent consolidated financial statements of the Company described in Section 4.14 or delivered to the Lender pursuant to Section 5.02, there shall have been no change which has had or could reasonably be expected to have a Materially Adverse Effect;

          (iv) There shall be no action or proceeding instituted or pending before any court or other governmental authority or threatened (i) which reasonably could be expected to have a Materially Adverse Effect, or (ii) seeking to prohibit or restrict the ownership or operation of any portion of the business or assets of the Company or any of its Subsidiaries, or to compel the Company or any of its Subsidiaries to dispose of or hold separate all or any portion of its businesses or assets, where such portion or portions of such business(es) or assets, as the case may be, constitute a material portion of the total businesses or assets of the Company or its Subsidiaries; and

          (v) The Advances to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Lender in a violation of, any Applicable Law.

     (b)  each Notice of Borrowing given by the Company in accordance with
Section 2.02(a) hereof and the acceptance by the Company of the proceeds of any Borrowing shall constitute a representation and warranty by the Company, made as of the time of the making of such Borrowing that the conditions specified in
Section 3.02(a) have been fulfilled as of such time unless a notice to the contrary specifically captioned "Disclosure Statement" is received by the Lender from the Company prior to 5:00 p.m. (Ft. Lauderdale, Florida time) on the Business Day immediately preceding the date of the making of such Borrowing. To the extent that the Lender agrees to make such Borrowing after receipt of a Disclosure Statement in accordance with the preceding sentence, the representations and warranties pursuant to the preceding sentence will be deemed made as modified by the contents of such Disclosure Statement and repeated, as so modified, as at the time of the making of such Borrowing. Any such modification shall be effective only for the occasion on which the Lender elects to make an Advance on such Borrowing, and unless expressly agreed by the Lender in writing to the contrary in accordance with Section 9.02, shall not be deemed a waiver or modification of any condition to the making of any future Borrowing.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          The Company and the Subsidiaries represent and warrant as follows:

          SECTION 4.01. Corporate Status of Company; Status of Subsidiaries. The Company and each Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective incorporation and have the corporate power and authority to own their respective property and assets and to transact the businesses in which they respectively are engaged or presently propose to engage and are duly qualified and in good standing as foreign corporations in all states where failure to be so qualified and in good standing could have a Materially Adverse Effect. The Company and each of its Subsidiaries have the power to own their respective properties and to carry on their respective businesses as now being conducted. The Company is adequately capitalized for the purpose of conducting its business, was not formed solely for the purpose of acting as agent for, or as an instrumentality of, any Subsidiary.

          SECTION 4.02. Corporate Power and Authority. Each of the Company and the Guarantors has the corporate power and has taken all necessary corporate action (including, without limitation, any consent of stockholders required by law or by its certificate of incorporation or bylaws) to authorize it, to execute, deliver and carry out the terms and provisions of and to incur its obligations under this Agreement, the Note, any Letter of Credit Applications, the Security Documents and the other Loan Documents to which it is a party. This Agreement, the Note, the Security Documents and the other Loan Documents have been duly authorized, executed and delivered by the Company and the Guarantors party thereto.

          SECTION 4.03. Compliance with Other Instruments. The execution, delivery and performance by the Company and any Guarantors party thereto, as the case may be, of this Agreement, the Note, any Letter of Credit Applications, the Security Documents and the other Loan Documents to which it is a party, (a) will not contravene any provision of Applicable Law, rule, regulation, judgment, order or ruling, (b) will not conflict with, be inconsistent with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed to secure debt, deed of trust, or any other agreement or instrument to which the Company or any of its Subsidiaries is a signatory or by which it is bound or to which it may be subject, (c) will not violate any provision of the certificate of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of the Company or any of its Subsidiaries or other document governing the constitution or conduct of affairs of any Subsidiary of the Company, (d) will not require any Governmental Approval that affects the operation of the Company and the Guarantors and which would have a Materially Adverse Effect were it not obtained, and that has not been obtained as of the Closing Date and (e) will not result in the creation of any Lien upon the assets or properties of the Company and its Subsidiaries except Permitted Liens and those contemplated by the Security Documents.
Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the type to be evidenced by the Note other than the Title XI Financing.

          SECTION 4.04. Enforceable Obligations. This Agreement, the Note, any Letter of Credit Application, the Security Documents and the other Loan Documents constitute the legal, valid and binding obligation of the Company and the Guarantors party thereto, enforceable in accordance with their terms, except as the enforceability thereof may be limited by Bankruptcy Law and by general principles of equity.

          SECTION 4.05. Governmental Authorizations. The Company and its Subsidiaries are in good standing with respect to all governmental authorizations, consents, approvals, orders, licenses and other actions required by any governmental or non-governmental authority or Person, except where the failure to maintain such good standing will not have a Materially Adverse Effect on the Company and its Subsidiaries.

          SECTION 4.06. Intellectual Property. Each of the Company and its Subsidiaries owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, which are material for the operation of its business as presently conducted. Nothing has come to the attention of the Company, any of its Subsidiaries or any of their respective directors and officers to the effect that (i) any product, process, method, substance, part or other material presently contemplated to be sold by or employed by the Company or any of its Subsidiaries in connection with its business may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, (ii) there is no pending or threatened claim or litigation against or affecting the Company or any of its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material or
(iii) there is not pending or proposed any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of, or otherwise have a Materially Adverse Effect on the Company or any of its Subsidiaries.

          SECTION 4.07. Outstanding Indebtedness. Except for (i) Indebtedness existing on the Closing Date and set forth in Schedule 4.07 and (ii) Indebtedness permitted by Section 6.01, neither the Company nor any of its Subsidiaries, on a consolidated basis, has outstanding any Indebtedness. There exists no default under the provisions of any instrument evidencing or securing any Indebtedness of the Company or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Materially Adverse Effect.

          SECTION 4.08. Insurance Coverage. Each property of the Company or any of its Subsidiaries is insured for the benefit of the Company or a Subsidiary of the Company in amounts deemed adequate by the Company's management in its reasonable business judgment and not materially less than those amounts customary in the industry in which the Company and its Subsidiaries operate against risks usually insured against by Persons operating businesses similar to those of the Company or its Subsidiaries in the localities where such properties are located, and the Lender has been named loss payee or additional insured, as its interest may appear, on all such policies. Attached as Schedule 4.08 hereto are certificates evidencing such insurance.

          SECTION 4.09. Title to Properties. Each of the Company and its Subsidiaries has (i) good and marketable fee simple title to its respective real properties (other than real properties it leases from others), including such real properties reflected in the financial statements referred to in Section 4.14, subject to no Lien of any kind except Permitted Liens, and (ii) good title to all of its other respective properties and assets (other than properties and assets which it leases from others), including the other properties and assets reflected in the financial statements referred to in Section 4.14. With the exception of the Company's lease of the Hammond, Louisiana office space, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all leases necessary for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions that would adversely affect or impair the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. For purposes of this Section 4.09 the Company's month to month leases on warehouse space in (i) Dubuque, Iowa, (ii)

Gunterville, Alabama, (iii) St. Louis, Missouri and (iv) Avondale, Louisiana, shall constitute valid and subsisting leases, provided that the Company shall have other warehouse options in the event they are no longer able to utilize any one of the warehouses they currently use.

          SECTION 4.10. No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that would result in any burdensome restrictions that might reasonably be expected to have a Materially Adverse Effect on the Company or any of its Subsidiaries, including, but not limited to, any collective bargaining agreements.

          SECTION 4.11. No Material Violation of Law. Neither the Company nor any of its Subsidiaries has any notice of any violation of any law, statute, order, regulation or judgment entered against it by any court that may reasonably be expected to have a Materially Adverse Effect.

          SECTION 4.12. No Default Under Other Agreements. Neither the Company nor any of its Subsidiaries is in default under any material agreement to which it is a party.

          SECTION 4.13. No Equity Investments. Neither the Company nor any of its Subsidiaries possesses investments in any equity or other long-term investments in any Person, except investments permitted by Section 6.08 or listed on Schedule 4.13 attached hereto.

          SECTION 4.14. Financial Statements. The audited consolidated financial statements of the Company dated September 30, 1997, and the related consolidated statements of income (including supporting footnote disclosures), with the opinion of Coopers & Lybrand, L.L.P., the unaudited consolidated quarterly financial statements of the Company dated March 31, 1998 (subject to year end adjustments and supporting footnote disclosures), and the related consolidated statements of income (including supporting footnote disclosures), all heretofore furnished to the Lender, are all true and correct in all material respects and present fairly the consolidated financial condition at the date of said financial statements and the results of operations for the fiscal period then ending of the Company. The Company as of such date did not have any significant liabilities, contingent or otherwise, including liabilities for Taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the financial statements referred to above or in the notes thereto, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Company or any of its Subsidiaries. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since March 31, 1998, there has been no material adverse change in the operations, business, property or assets of, or in the condition (financial or otherwise) of, the Company.

          SECTION 4.15. Litigation. Except as disclosed on Schedule 4.15 attached hereto, there are no actions, suits, investigations or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any of their properties or rights by or before any court, arbitrator or administrative or governmental body that would have a Materially Adverse Effect on the Company or any of its Subsidiaries.

          SECTION 4.16. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all declarations, reports and tax returns including, in the case of the Company and each Subsidiary located in the United States, all federal and state income tax returns which it is required by law to file, and has paid all Taxes which are shown as being due and payable on such returns or on any assessments made against it or any of its properties. The accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes are adequate in all material respects for all periods. Neither the Company nor any of its Subsidiaries has any knowledge of any unpaid adjustment, assessment or any penalties or interest of significance, or any basis therefor, by any taxing authority for any period, except those being contested in good faith and by appropriate proceedings which effectively stay the enforcement of any Lien and the attachment of a penalty.

          SECTION 4.17. Margin Regulations. No part of the proceeds of any of the Advances will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

          SECTION 4.18. ERISA. Except as disclosed on Schedule 4.18 attached hereto:

          (a) Identification of Plans. (i) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) neither the Company nor any of its Subsidiaries maintains or contributes to, or has maintained or contributed to, any Plan that is an Executive Arrangement;

          (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all Applicable Laws, except such noncompliance (when taken as a whole) that will not have a Materially Adverse Effect;

          (c) Liabilities. Neither the Company nor any of its Subsidiaries is currently nor has in the last 6 years been obligated to make contributions (directly or indirectly) to a Multiemployer Plan, nor is it currently nor will it become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any Person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Materially Adverse Effect; and

          (d) Funding. The Company and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and Applicable Law and (ii) required to be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

          SECTION 4.19.  Compliance With Environmental Laws.

          (a) The Company and its Subsidiaries are not in violation of, and do not presently have outstanding any liability under, have not been notified that they are or may be liable under and do not have knowledge of any liability or potential liability (including any liability relating to matters set forth in Part A. of Schedule 4.19) except as set forth in Part A. of Schedule 4.19, under any applicable Environmental Laws which violation, liability or potential liability could reasonably be expected to have a Materially Adverse Effect.

          (b) Except as set forth in Part B. of Schedule 4.19, neither the Company nor any of its Subsidiaries has received a written request for information under any Environmental Laws stating or suggesting that the Company or any of its Subsidiaries has or may have liability thereunder or written notice that any such Person has been identified as a potentially responsible party under any Environmental Laws, or any comparable state law, or any public health or safety or welfare law, nor has any such Person received any written notification that any Hazardous Substance that it or any of its respective predecessors in interest has generated, stored, treated, handled, transported, or disposed of, has been released or is threatened to be released at any site at which any Person intends to conduct or is conducting a remedial investigation or other action pursuant to any Environmental Laws.

          (c) Except as set forth in Part C. of Schedule 4.19, each of the Company and its Subsidiaries has obtained all permits, licenses or other authorizations required for the conduct of their respective operations under all applicable Environmental and Asbestos Laws and each such authorization is in full force and effect.

          (d) Except as set forth in Part D. of Schedule 4.19, each of Company and its Subsidiaries complies in all material respects with all laws and regulations relating to equal employment opportunity and employee safety in all jurisdictions in which it is presently doing business, and the Company will use its reasonable best efforts to comply, and to cause each of its Subsidiaries to comply, with all such laws and regulations which may be legally imposed in the future in jurisdictions in which the Company or any of its Subsidiaries may then be doing business.

          SECTION 4.20. Possession of Material Patents, Trademarks, Etc. Each of the Company and its Subsidiaries possesses all patents, trademarks, licenses, and other intellectual property rights that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets and they are possessed free from any burdensome restrictions. To the Company's knowledge, there are no infringements of such patents, trademarks, licenses, and other intellectual property rights that could have a Materially Adverse Effect on the Company or any of its Subsidiaries.

          SECTION 4.21. Subsidiaries. Schedule 4.21 attached hereto correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of such Subsidiary's incorporation or organization and the ownership of all issued and outstanding Capital Stock of such Subsidiary. All the outstanding shares of the Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and all such outstanding shares, except as noted on such
Schedule 4.21, are owned of record and beneficially by the Company or a wholly-owned Subsidiary of the Company free of any Lien or claim.

          SECTION 4.22. Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Lender by or on behalf of the Company or any Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, business, prospects or property of the Company, or the ability of the Company to fulfill its obligations under any Loan Documents to which it is a party.

          SECTION 4.23. Year 2000 Compliant. The operating systems for the Company's and its Subsidiaries' computers and all software applications that run on such computers are Year 2000 Compliant or will be Year 2000 Compliant no later than December 31, 1998, except where a failure to be Year 2000 Compliant will not have a Materially Adverse Effect. "Year 2000 Compliant" means that neither the performance nor functionality of the operating systems for the Company's and its Subsidiaries' computers and all software applications that run on such computers is affected by dates prior to, during, spanning or after January 1, 2000, and shall include, but not be limited to (a) accurately processing (including, but not limited to calculating, comparing and sequencing) date and time data from, into, and between the years 1999 and 2000 and leap year calculations, (b) functioning without error, interruption or decreased performance relating to such date and time data, (c) accurately processing such date and time data when used in combination with other technology, if the other technology properly exchanges date and time data, (d) accurate date and time data century recognition, (e) calculations that accurately use same century and multi-century formulas and date and time values, (f) date and time data interface values which reflect the correct century, and (g) processing, storing, receiving and outputting all date and time data in a format that accurately indicates the century of the date and time data.

          SECTION 4.24. Bank Accounts. All primary operating accounts related to the operation and management of the Company and its Subsidiaries have been transferred or otherwise established with the Lender.

          SECTION 4.25. Solvency. The Company and Guarantors hereby acknowledge receipt of fair consideration and reasonably equivalent value for the incurrence of the obligations hereunder. Each of the Company and the Guarantors (i) represents and warrants that, (A) after giving effect to the incurrence of such obligations and its obligations under any Letter of Credit applications, and (B) taking into account its rights as Contributing Guarantors, the present fair salable value of its assets exceeds its liabilities in that it retains sufficient capital to reasonably anticipate needs and risks of its ongoing business, and (iii) represents and warrants that, (A) after giving effect to the incurrence of such obligations and its obligations under any Letter of Credit applications, and (B) and taking into account its rights as Contributing Guarantors, it has not incurred, nor is it obligated for, debts beyond its ability to pay such debts as they mature, and that the present fair salable value of its assets is greater than that needed to pay its probable existing debts as they become due.

     Each Guarantor further represents and warrants that because of the provision of loans, advances and other corporate services by the Company to the Guarantors, the Guarantors are materially interested in the financial success of the Company and will materially benefit from the Company's entering into this Agreement, for which its guaranty is a condition precedent.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS
                             ---------------------

          So long as the Note shall remain unpaid or the Lender shall have a Commitment hereunder, unless the Lender shall otherwise consent in writing:

          SECTION 5.01. Use of Proceeds. The proceeds of all Borrowings will be used by the Company as provided in Section 2.09. None of the proceeds of any Borrowing shall be used, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any "margin security" or "margin stock" (within the meaning of the regulations of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such "margin security" or "margin stock" or for any other purpose that might deem this transaction as a "purpose credit" (within the meaning of the regulations of the Board of Governors of the Federal Reserve System). If requested by the Lender, the Company will furnish to the Lender statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

          SECTION 5.02.  Reporting Covenants.

     (a)  The Company will furnish to the Lender:

          (i) as soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Consolidated Companies, an audited consolidated balance sheet of the Consolidated Companies as of the close of such fiscal year, and the related audited consolidated statements of income and cash flow of the Consolidated Companies for such fiscal year, all in reasonable detail and with (1) an unqualified opinion of Coopers & Lybrand, L.L.P. or such other independent certified public accountant of recognized standing selected by Omega Protein Corporation and satisfactory to the Lender representing that, in addition to other facts, the financial statements are unqualified and were prepared in accordance with GAAP, and (2) a compliance certificate from the Chief Financial Officer of Omega Protein Corporation stating whether a Default or Event of Default exists;

          (ii) as soon as available and in any event within 60 days after the end of each fiscal quarter of Omega Protein Corporation, quarterly unaudited financial statements of the Consolidated Companies, together with a certificate in the form of Exhibit L hereto (the "Compliance Certificate") by the Chief Financial Officer of Omega Protein Corporation (with supporting details) stating that (1) the financials were prepared in accordance with GAAP

     (subject to customary year-end audit adjustments), (2) that the covenants described in Article VII have been met, and (3) whether a Default or Event of Default exists;

          (iii) on a quarterly basis, concurrent with the delivery of the Compliance Certificate, a report which shall set forth each action, proceeding or claim, of which the Company or any of its Subsidiaries has notice, which is commenced or asserted against the Company, and in which the amount claimed or the potential liability is $250,000 or more.

     In each case, such financial statements shall include balance sheets, income statements, statements of cash flows for the Company, and any other information deemed necessary by the Lender in its discretion.

     (b) The Company will furnish to the Lender, with reasonable promptness, notice of certain other events, including the occurrence or existence of any Default or Event of Default, any citation for a material violation of environmental laws or regulations, important matters relating to funding of employee benefit plans, or such other information as the Lender may reasonably request.

          SECTION 5.03. Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept, its properties and every part thereof in good repair, working order and condition, and from time to time will make or cause to be made all needful and proper repairs, renewals, replacements, extensions, additions, betterments, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times other than those which the failure to maintain would in the aggregate, have no Materially Adverse Effect; provided, however, that the Company and each Subsidiary shall not be under any obligation to repair or replace any such properties which have become obsolete or have become unsuitable or inadequate for the purpose for which they are used.

          SECTION 5.04. Maintenance of Insurance. The Company shall, and shall cause each of its Subsidiaries to, (i) maintain liability and worker's compensation insurance with financially sound and reputable insurers, and also maintain adequate insurance on its properties against such hazards and in at least such amounts as is customary in the business, and (ii) name the Lender as loss payee or additional insured, as its interest may appear, on each of such insurance policies. At the request of the Lender, the Company will forthwith deliver an officer's certificate specifying the details of such insurance in effect.

          SECTION 5.05.  Maintenance of Books; Inspection of Property and
                         Records.

     (a) The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account containing complete and accurate entries in all material respects of all of their respective financial and business transactions and prepare or cause to be prepared its annual statements and reports in accordance with GAAP. The Company shall, and shall cause each of its Subsidiaries to, permit any Person designated by the Lender to visit and inspect any of its properties, corporate books and financial records, to make copies and take extracts therefrom, and to discuss its accounts, affairs, and finances with the principal officers of the Company and such Subsidiary during reasonable business hours, all at such times as the Lender may reasonably request; provided, however, that any time following the occurrence and continuance of a Default or an Event of Default, no prior notice to the Company and such Subsidiary shall be required. The Company shall, and shall cause each of its Subsidiaries to, prepare or cause to be prepared its interim statements and reports in accordance with GAAP, subject to usual and customary year end audit adjustments and footnote disclosures.

     (b) So long as the chief executive office of the Company and its Subsidiaries remains at 1514 Martens Drive, Hammond, Louisiana, 70401, the Company shall maintain, at 1717 St. James Place, Suite 550, Houston, Texas, 77056, a complete and accurate duplicate copy of all books and records which in any material respect concern the Collateral and which shall be subject to review by the Lender, at any time, with five (5) days prior notice.

          SECTION 5.06. Existence and Status. The Company shall, and shall cause each of its Subsidiaries to, maintain its corporate existence, its rights, franchises and licenses (for the scheduled duration thereof), its patents, trademarks, trade names, service marks and other intellectual property rights necessary or desirable in the normal conduct of its business, its good standing in its state of incorporation and its qualification and good standing as a foreign corporation in all jurisdictions where its ownership of property or its business activities cause such qualification to be required and the failure to do so could have a Materially Adverse Effect.

          SECTION 5.07.  Taxes and Claims.

     (a) The Company shall, and shall cause each of its Subsidiaries to, pay and discharge (i) all Taxes prior to the date on which penalties attach thereto, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) (collectively "Other Claims") which, if unpaid, might become a Lien having a Materially Adverse Effect upon any of its property; provided, however, that the Company and its Subsidiaries shall not be required to pay and discharge any such Tax or Other Claim so long as the legality or amount thereof shall be promptly contested in good faith and by appropriate proceedings which effectively stay the enforcement of any Lien and the attachment of a penalty and the Company or such Subsidiary, as the case may be, shall have set aside appropriate reserves therefor in accordance with GAAP.

     (b) Anything contained in this Agreement and or in the Note and/or in any other agreement executed in connection with this Agreement to the contrary notwithstanding, Lender agrees that Company will not be liable to reimburse Lender for the annual Intangible Personal Property Tax imposed upon the Lender under Florida Law as a result of Lender's ownership of the Note, the Agreement and the other agreements executed in connection with the Note.

          SECTION 5.08. Compliance with Laws, Etc. The Company shall, and shall cause each of its Subsidiaries to, comply with all Applicable Law (including, without limitation, the Environmental Laws and Employee Benefit Laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Applicable Law and Contractual Obligations would reasonably be expected to have a Materially Adverse Effect.

          SECTION 5.09. ERISA. The Company shall, and shall cause each of its Subsidiaries to, deliver to the Lender:

          (i) Promptly after the discovery of the occurrence thereof with respect to any Plan, or any trust established thereunder, notice of (A) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject the Company or any ERISA Affiliate to any material tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

          (ii) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303(e), 307(e), 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or Section 412(f) of the Code with respect to any Plan; and

          (iii) Upon the request of the Lender, (A) true and complete copies of any and all documents, government reports and determination or opinion letters (if any) for any Plan, or (B) a current statement of withdrawal liability for each Multiemployer Plan.

          SECTION 5.10. Litigation. The Company shall give prompt written notice to the Lender of (a) any judgment entered by a court, tribunal, administrative agency or arbitration panel in which the amount of liability is $250,000 or more in excess of insurance coverage, or in which the aggregate amount of liability is $500,000 or more in excess of insurance coverage, and (b) any disputes which may exist between the Company or any of its Subsidiaries and any governmental or regulatory body, in which the amount in controversy is $250,000 or more and which may materially and adversely affect the normal business operations of the Company or any of its Subsidiaries or any of their respective properties and assets.

          SECTION 5.11. Notice of Events of Default. The Company shall deliver to the Lender within five (5) days after any Executive Officer obtains any knowledge of any condition, event or act which creates or causes a Default or an Event of Default, a certificate signed by an officer of the Company specifying the nature thereof, the period of existence thereof and what action the Company or such Subsidiary proposes to take with respect thereto.

          SECTION 5.12. Stockholder Reports, etc. Contemporaneously with the sending or filing thereof, the Company will provide to the Lender copies of all proxy statements, financial statements, and reports which the Company sends to its stockholders, and copies of all regular, periodic, and special reports, and all statements which the Company files with the Securities and

Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

          SECTION 5.13.  Future Guarantors.

          (a) Subject to any prohibitions or limitations as to power or authority imposed by law applicable to any such Subsidiary, the Company and the Guarantors shall (1) cause each Person incorporated or otherwise organized in the United States that hereafter becomes a Material Subsidiary (an "Additional Guarantor") to become a Guarantor under the Guaranty Agreement and to create a security interest in favor of the Lender in all of its assets (to the extent required by the Guarantor Security Agreement), to the Lender upon the creation of such Additional Guarantor by executing and delivering to the Lender the Supplemental Documents, and (2) cause each Person incorporated or otherwise organized in the United States that hereafter becomes a Material Subsidiary to become a party to the Contribution Agreement by executing a supplement to Contribution Agreement, provided however, that the Company and the Guarantors may exempt such Person from complying with the requirements of this subsection to the extent that no more than $10,000,000 is invested in such Person and no more than $15,000,000 is invested in all such Persons.

     (b) The Additional Guarantor shall also deliver to the Lender, simultaneously with the Supplemental Documents, (1) Certified Requests for Information or Copies (Form UCC-11) or equivalent reports, showing that there are no effective financing statements which name the Additional Guarantor as debtor and (2) an opinion rendered by legal counsel to such Additional Guarantor and the Person required to pledge the shares of stock of the Additional Guarantor under the Security Documents to the Lender, addressing the types of matters set forth in Exhibit C and Exhibit D hereof and such other matters as the Lender may reasonably request, addressed to the Lender.

          SECTION 5.14. Ownership of Guarantors. The Company and its Subsidiaries that own Guarantors shall maintain their percentage ownership of such Guarantors existing as of the date hereof and shall not decrease its ownership percentage in each Additional Guarantor pursuant to Section 5.13 after the date hereof, as such ownership exists at the time such Additional Guarantor becomes a Guarantor hereunder.

          SECTION 5.15. Bank Accounts. All primary operating accounts related to the operation and management of the Company and its Subsidiaries which have been transferred to or established with the Lender as of the Closing Date, shall remain with the Lender. Any primary operating accounts related to the operation and management of the Company and its Subsidiaries, established after the Closing Date, shall be established with the Lender.

                                  ARTICLE VI

                              NEGATIVE COVENANTS
                              ------------------

          So long as the Note shall remain unpaid or the Lender shall have a Commitment hereunder, without the written consent of the Lender (unless otherwise provided herein):

          SECTION 6.01. Limitation on Liens and Security Interests. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Lien or other encumbrance of any kind on any of its properties or assets wherever located, including assets hereafter acquired, except

          (a)  Liens existing on the date hereof and described on Schedule 6.01;

          (b)  Liens in favor of the Lender;

          (c) Liens for Taxes not yet payable or being contested in good faith and by appropriate proceedings;

          (d) deposits or pledges to secure payments of workmen's compensation, unemployment insurance, old age pension and other social security obligations;

          (e) mechanics', carriers', workmen's, repairmen's, landlord's, or other Liens arising in the ordinary course of business securing obligations which are not overdue for a period longer than 60 days, or which are being contested in good faith by appropriate proceedings;

          (f) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases made in the ordinary course of the business of the Company or any of its Subsidiaries;

          (g) deposits to secure, or in lieu of, surety and appeal bonds to which the Company or a Subsidiary of the Company is a party;

          (h) deposits in connection with the prosecution or defense of any claim in any court or before any administrative commission or agency;

          (i) Liens arising out of judgments or awards with respect to which the Company or a Subsidiary of the Company at the time shall in good faith be diligently prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

          (j) zoning restrictions, easements, licenses, reservations and restrictions on the use of real property or minor irregularities thereto that do not materially detract from the use thereof or the assets of the Company;

          (k) Liens incurred on pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance, old age or Social Security benefits; and

          (l) Liens incurred on (i) any real estate now owned or hereafter acquired by the Consolidated Companies or by any of them, (ii) Vessels, (iii) Rolling Stock and (iv) Equipment.

          SECTION 6.02. Compliance with ERISA. The Company shall not take or fail to take, or permit any of its Subsidiaries or ERISA Affiliates to take or fail to take, any action with respect to a Plan including, but not limited to,
(i) establishing any Plan, (ii) amending any Plan, (iii) terminating or withdrawing from any Plan, or (iv) incurring an "amount of unfunded benefit liabilities", as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a Materially Adverse Effect, result in a Lien on the property of the Company or any of its Subsidiaries or require the Company or any of its Subsidiaries to provide any security, except Permitted Liens.

          SECTION 6.03. Sale and Leaseback. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any other Person whereby such other Person leases assets sold or otherwise transferred to it by the Company or such Subsidiary, provided however, that the Company or any of its Subsidiaries may enter into such a sale and leaseback transaction involving (i) any real estate now owned or hereafter acquired by the Consolidated Companies or by any of them, (ii) Vessels, (iii) Rolling Stock or
(iv) Equipment (collectively, the "Excluded Assets"), so long as the book value of such Excluded Assets sold and leased back in any calendar year does not exceed twenty percent (20%) of the book value of all Excluded Assets as of the first day of such calendar year.

          SECTION 6.04. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to:

          (a) Enter into any transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate of the Company or any of its Subsidiaries (but excluding any affiliate which is the Company or a Guarantor), other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtained by the Company or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an affiliate (an "Affiliate Transaction"), provided that in order to consummate any Affiliate Transaction, the Company or any of its Subsidiaries must provide fifteen (15) days notice to Lender and obtain Lender's consent, which consent shall not be unreasonably withheld. Affiliate Transactions shall expressly exclude (i) transactions with Affiliates for the specific purposes of research and development and product development, and (ii) transactions between Protein Finance Company and any of the Company or its Subsidiaries pursuant to the Tax Sharing Agreement.

          (b) Convey or transfer to any other Person (including the Company or any of its Subsidiaries) any real property, buildings, or fixtures used in the manufacturing or production operations of the Company or any of its Subsidiaries, or convey or transfer to the Company or any of its Subsidiaries any other assets (excluding conveyances or transfers in the ordinary course of business) if at the time of such conveyance or transfer any Default or Event of Default exists or would exist as a result of such conveyance or transfer.

          SECTION 6.05. Guaranties. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any guaranties other than:

               (i) endorsements of instruments for deposit or collection in the ordinary course of business;

               (ii) guarantees of Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

               (iii) guarantees of obligations of the Company or any Subsidiary to a third party incurred in the ordinary course of business;

provided however, that the Company or any of its Subsidiaries may incur obligations relating to a guaranty of Title XI Financing for any other of the Company or its Subsidiaries.

          SECTION 6.06. Limitations on Payment Restrictions. The Company shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of the Company or any of its Subsidiaries (i) to pay dividends or make any other distributions on stock of any Subsidiaries, (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, or (iii) transfer any of its property or assets to the Company or any of its Subsidiaries except any consensual encumbrance or restriction existing under the Loan Documents.

     SECTION 6.07. Merger; Joint Ventures; Sale of Assets; Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to:

          (a) merge or consolidate with any other Person, except the foregoing restrictions shall not be applicable to:

               (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary which is a Guarantor or (y) any Subsidiary with the Company; or

               (ii) mergers or consolidations with any other Person so long as the surviving corporation is the Company or such Guarantor, and such merger or consolidation does not result in a Default or Event of Default under this Agreement; provided however that so long as no Default or Event of Default has occurred or will be caused by such merger the Company or any Guarantor may merge or consolidate with another Person such that the Company or such Guarantor is not the surviving corporation if it first obtains consent in writing from the Lender. Consistent with such request for consent, the Company shall provide Lender with an information package with such information as Lender shall request and shall complete such other Supplemental Documents as Lender shall request.

          (b) purchase, lease or otherwise acquire for cash, stock or other consideration, the stock of any Person or all or any substantial portion of the assets of any Person unless no Default or Event of Default shall occur or be continuing as a result of such transaction, provided however that if such stock, assets or other consideration have an aggregate fair market value in excess of $35,000,000 in any one instance, the Company shall provide the Lender written notice within thirty (30) days after the consummation of such transaction, of the terms and provisions relating to such transaction, including, without limitation, in an information package providing the following:

               (i) a detailed listing of the assets purchased in the transaction;

               (ii) a Compliance Certificate, substantially in the form of Exhibit L attached hereto, by the Chief Financial Officer of Omega Protein Corporation (with supporting details) stating that (1) the covenants described in Article VII have been met (with supporting calculations), and (2) that no Default or Event of Default exists;

               (iii) a copy of the Form 8K report required by the Securities Act of 1934;

               (iv) any other information reasonably requested by the Lender, including, without limitation, any historical financial statements and a pro forma financial statement showing the impact of the acquisition on the Company's income statement and balance sheet.


          (c) enter into a partnership or joint venture with any other Person unless no Default or Event of Default shall occur or be continuing as a result of such transaction, provided however, that if such transaction has an aggregate fair market value in excess of $35,000,000 in any one instance, the Company shall provide the Lender written notice within thirty
     (30) days after the consummation of such transaction, including without limitation, in an information package providing the following:

               (i) a detailed listing of any assets transferred in the transaction;

               (ii) a Compliance Certificate, substantially in the form of Exhibit L attached hereto, by the Chief Financial Officer of Omega Protein Corporation (with supporting details) stating that (1) the covenants described in Article VII have been met (with supporting calculations), and (2) that no Default or Event of Default exists.

               (iii) any other information reasonably requested by the Lender, including, without limitation, a pro forma financial statement showing the impact of entering into the joint venture or partnership on the Company's income statement and balance sheet.

          (d) sell, lease, transfer or otherwise dispose of any assets, except that this Section 6.07 shall not prohibit any disposition of (i) inventory sold in the ordinary course of business, (ii) any sales of real estate or Equipment for not less than fair consideration, and (iii) certain other sales to be agreed upon in writing by the Company and the Lender.

          SECTION 6.08.  Dividends; Loans, Advances; Investments.

          (a) In any fiscal year of the Company, the Company shall not pay or declare dividends in excess of fifty percent (50%) of its Consolidated Net Income.

          (b) The Company shall not, and shall not permit any of the Guarantors to, make, permit or hold any Investments, loans or advances (not including accounts receivable) to any Person, other than the following (which shall collectively be "Permitted Investments"):

               (i) Investments in Subsidiaries existing on the Closing Date or approved by the Lender;

               (ii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

               (iii) commercial paper maturing within one year from the date of creation thereof rated investment grade (Triple B+ or higher) by a nationally recognized credit rating agency;

               (iv) time deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by the Lender, not to exceed $1,000,000 in any one instance or $5,000,000 in the aggregate, and any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has total assets aggregating at least

          $500,000,000, including without limitation, any such deposits in Eurodollars issued by a foreign branch of any such bank or trust company;

               (iv)   Investments made by Plans;

               (v) advances made by the Company or any of its Subsidiaries to its employees during the ordinary course of business, and loans made by the Company to its employees to allow such employees to purchase stock of the Company (such loans to be evidenced by a promissory note and pledged to the Lender pursuant to the terms of the Security Documents); provided that the aggregate total of such advances made by the Company to its employees under this Subsection shall not exceed $1,000,000 at any time;

               (vi) deposits made by the Company in connection with acquisitions of other business entities;

               (vii) advances made by the Company or any of its Subsidiaries to the Protein Finance Company pursuant to the Tax Sharing Agreement;

               (viii) notes purchased by the Company in an amount not to exceed $500,000 in any one instance, or $1,000,000 in the aggregate; and

               (ix) Investments in the stock or assets of other Persons permitted under Section 6.07(b) or (c).

          SECTION 6.09. Nature of Business. The Company shall not and shall not permit any Material Subsidiary (including Persons becoming Material Subsidiaries after the Closing Date) to, engage in any business or businesses other than the harvesting, processing and distribution of animal protein and byproducts thereof and other lines of business substantially related thereto; provided, however, that nothing herein contained shall prevent the Company or any of its Subsidiaries (i) from expanding the location of its business or businesses in or outside the United States, (ii) from ceasing or omitting to exercise any rights, licenses, permits, or franchises which in good faith in the judgment of the Company or such Subsidiary can no longer be profitably exercised, or (iii) from engaging in a business or businesses that are ancillary to those engaged in by the Company or such Subsidiary on the date hereof.

          SECTION 6.10. Sale of Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of Capital Stock of or other ownership interest in any Subsidiary of the Company except in connection with any acquisition, merger or consolidation permitted by
Section 6.07, or permit any Subsidiary of the Company to issue any additional shares of its Capital Stock or other incidents of ownership, except on a pro rata basis to all its stockholders, partners or owners, as the case may be and provided that any such additional shares of Capital Stock or other incidents of ownership issued to the Company, any Guarantor or Additional Guarantor are pledged to the Lender.

          SECTION 6.11. Negative Pledges. The Company shall not, and shall not permit any of its Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lender, except that this Section 6.11 shall not apply to (i) any covenants contained in this Agreement or the Security Documents, and (ii) covenants and agreements made in connection with Liens described in Section 6.01(l), but only if such covenant or agreement applies solely to the specific machinery, Equipment or real estate to which such Lien relates.

          SECTION 6.12. Modification of Corporate Name, etc. Neither the Company nor any Subsidiary shall modify its corporate name or fiscal year unless the Company or such Subsidiaries provides fifteen (15) days advance written notice to the Lender.


                                  ARTICLE VII

                              FINANCIAL COVENANTS
                              -------------------

          So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder, without the consent of the Lender:

          SECTION 7.01. Minimum Consolidated Tangible Net Worth. The Company shall at all times maintain a Consolidated Tangible Net Worth of not less than the sum of (i) its Consolidated Tangible Net Worth as of September 30, 1997 plus
(ii) 50% of the cumulative Consolidated Net Income earned after September 30, 1997, plus (iii) the aggregate net proceeds received by the Company and its Subsidiaries from the sale or issuance of any shares, interests, warrants, participations, or other equity instruments occurring after September 30, 1997, minus (iv) the aggregate amount of all cash and non-cash consideration paid by the Company and its Subsidiaries in connection with any redemption or retirement of any shares, interests, warrants, participations or other equity instruments of the Company and its Subsidiaries occurring after September 30, 1997.

          SECTION 7.02. Total Liabilities to Consolidated Tangible Net Worth. The Company shall not permit the ratio of Total Liabilities to Consolidated Tangible Net Worth to exceed 1.50 to 1.00.

          SECTION 7.03. Leverage Ratio. The Company shall not permit its Leverage Ratio to exceed 2.75 to 1.00.

          SECTION 7.04. Fixed Charge Coverage Ratio. The Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0.

                                 ARTICLE VIII

                        EVENTS OF DEFAULT AND REMEDIES
                        ------------------------------

          SECTION 8.01. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

          (a) The Company shall fail to pay any principal amount owing when due pursuant to this Agreement or the Note; or

          (b) The Company shall fail to pay any interest, fees, or any other amounts owing pursuant to this Agreement or the Note within ten (10) Business Days of the due date thereof; or

          (c) The Company shall fail to perform or observe any covenant or agreement contained in this Agreement, other than any such term referred to in any other subsection of this Article VIII, and such Default shall not have been remedied or waived within thirty days (30) after the earlier of
     (x) an Executive Officer becomes aware of such failure or (y) the Lender gives notice to the Company as provided under Section 9.03; or

          (d) The Company shall fail to perform or observe any covenant or agreement contained in Section 5.02, Article IV or Article VII; or

          (e) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the other Loan Documents (other than this Agreement) which shall not be cured to the Lender's satisfaction within the applicable cure period set forth in such Loan Document, or, if there is no applicable cure period set forth in such Loan Document, within the earlier of (i) a period of thirty (30) days from the date that the Company knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to the Company; or

          (f) Any representation, warranty or statement made by or on behalf of the Company or any Guarantor to the Lender in this Agreement, the Company Security Agreement, the Company Trademark Security Agreement, the Guarantor Security Agreement or any other Loan Document shall be in any respect incorrect, false or misleading as of the time at which such representation or warranty was given, or any representation, warranty or statement made by or on behalf of the Company or any Guarantor to the Lender in any other Loan Document or in any financial statement, report or certificate furnished pursuant to this Agreement shall be in any material respect incorrect, false or misleading as of the time at which such representation, warranty or statement was made; or

          (g) Any Guarantor terminates or repudiates its Guaranty or the Guaranty shall be declared unenforceable or no longer in full force and effect; or

          (h) The Company or any of its Subsidiaries fails to make any payment as and when such payment is due upon any Indebtedness having an aggregate unpaid principal balance in excess of $1,000,000, other than Indebtedness owing or arising pursuant to this Agreement and the Note, or any other default, event or condition shall have occurred or exist with respect to any such other Indebtedness, or under any agreement or instrument evidencing, securing or related to such other Indebtedness, the effect of which is to cause, or to permit the holder or owner of such Indebtedness to cause, such Indebtedness or any portion thereof, to become due prior to its stated maturity date or prior to its regularly scheduled dates of payment; or

          (i) The Company or any Guarantor makes an assignment for the benefit of its creditors or files a voluntary petition seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency or readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

          (j) Any involuntary petition is filed against the Company or any Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition shall remain undismissed for a period of sixty (60) days or the Company approves, consents or acquiesces thereto; or

          (k) The Company incurs any liability or is exposed to any potential liability under any employee benefit plan that has or would have a Materially Adverse Effect; or

          (l) Final judgment for the payment of money in excess of $1,000,000 (not fully covered by insurance) or otherwise having a Materially Adverse Effect shall have been rendered against the Company or any of its Subsidiaries and the same shall have remained unpaid, unstayed on appeal, undischarged, or undismissed for a period of sixty (60) days, or such longer period as may be permitted by Applicable Law, during which execution may not be made, provided no judgment Lien has attached or continues to attach to the assets of the Company or such Subsidiary during such longer period; or

          (m) The Company shall not own the percentage of the outstanding Capital Stock of each Subsidiary that it (i) currently owns or (ii) owns at such date the Person becomes a Subsidiary hereunder; or
          (n) The loss, termination, cancellation or other material impairment of any governmental license, certificate, and/or permit by the Company or any Subsidiary which is necessary for the Company or such Subsidiary to continue to operate; or

          (o)  A Change of Control shall occur.

          SECTION 8.02.  Remedies on Default.

          (a) Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in Section 8.01(i) or (j)), Lender may, in its sole discretion, (x) terminate all obligations of the Lender to the Company, including, without limitation, the Commitment and all obligations to make Advances under this Agreement, and (y) declare the Note, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) and all other Obligations immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

          (b) Upon the occurrence of an Event of Default under Section 8.01(i) or (j) all obligations of the Lender to the Company, including, without limitation, the Commitment, shall terminate automatically and the Note, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) and all other Obligations shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

          (c) Upon the occurrence of an Event of Default and acceleration of the Note as provided in (a) or (b) above, the Lender may pursue any remedy available under this Agreement, the Note, the Security Documents or any other Loan Document, or available at law or in equity, all of which shall be cumulative.

          (d) Regardless of how the Lender may treat the payments for the purpose of its own accounting, for the purpose of computing the Company's obligations hereunder and under the Note, no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lender hereunder or under applicable law.


                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------
          SECTION 9.01. Survival. All covenants, agreements, warranties and representations made herein, in the other Loan Documents, or in any certificates or other documents delivered in connection with this Agreement by or on behalf of the Company or any Guarantor shall survive the advances of money made by the Lender to the Company hereunder and the delivery of this Agreement and the other Loan Documents, and all such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of the Company, the Guarantors, the Lender, and their respective successors and assigns, whether or not so expressed, provided, however, that the Company may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.

          SECTION 9.02. Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company, any Guarantor or any Subsidiary of the Company therefrom, may in any event be effective unless in writing signed by the Lender, and then only in the specific instance and for the specific purpose given.

          SECTION 9.03. Notices. All notices, consents, demands and other communications provided for hereunder, unless otherwise provided, shall be in writing and mailed, sent by facsimile transmission or delivered to the parties hereto addressed as follows or at such other address as shall be designated by any party in a written notice to the other party hereto:

          If to the Company:

          Omega Protein Corporation
          1717 St. James Place, Suite 550
          Houston, Texas 77056
          Attn: Robert W. Stockton
          Telecopier No.: (713) 940-6280
          Confirmation No.:  (713) 940-6100

          Omega Protein Corporation
          1514 Martins Drive
          Hammond, Louisiana 70401
          Attn: Clark Haner
          Telecopier No.: (504) 345-9393
          Phone No.: (504-345-5553)

          with a copy to:

          Woods, Oviatt, Gilman, Sturman & Clarke LLP
          44 Exchange Street
          Rochester, New York 14614
          Attn: Gary F. Amendola, Esq.
          Telecopier No.: (716) 454-3968
          Confirmation No.: (716) 454-5370

          If to the Lender:

          SunTrust Bank, South Florida, National Association
          501 E. Las Olas Blvd.
          Ft. Lauderdale, Florida  33301
          Attn:  Corporate Banking Department
                 Ms. Sandra N. Tozzie
          Telecopier No.: (954) 765-7301
          Confirmation No.: (954) 765-7334

          with a copy to:

          King & Spalding
          191 Peachtree St.
          Atlanta, Georgia 30303
          Attn:  G. Lemuel Hewes, Esq.
          Telecopier No.:   404-572-5149
          Confirmation No.: 404-572-4862


          All notices that are sent by facsimile transmission or are hand delivered shall be deemed to be delivered upon receipt. All notices which are mailed shall be mailed first class certified mail--return receipt requested, postage prepaid, and shall be deemed delivered upon actual receipt or three days after being deposited in the mail, whichever shall occur first.

          The parties hereto agree that their signatures by facsimile shall be effective and binding upon them as though executed in ink on paper, and that the parties shall exchange original ink signatures promptly following any such delivery by facsimile.

          SECTION 9.04. Severability; Time of Essence. Every provision of this Agreement and the other Loan Documents are intended to be severable. If any term or provision of this Agreement or the Loan Documents, or any other document delivered in connection herewith shall be unenforceable in any respect, the enforceability of the remaining provisions shall not thereby be affected. Time is of the essence of this Agreement and the other Loan Documents.

          SECTION 9.05.  GOVERNING LAW; SUBMISSION TO JURISDICTION.

          (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF FLORIDA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF FLORIDA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

          (c) Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          SECTION 9.06. Expenses. The Company shall pay all reasonable costs, expenses, taxes and fees incurred (i) by the Lender in connection with the negotiation, preparation, execution and delivery of this Agreement, the term sheet and Commitment Letter relating to this Agreement, and all certificates, opinions and other documents relating to these transactions, including, without limitation, the disbursements and professional fees of King & Spalding, counsel to the Lender and (ii) by the Lender in connection with or after the occurrence of any Event of Default or acceleration under Section 8.02 of the Credit Agreement, including, without limitation, in connection with (a) the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to the Loan Documents or the Security Documents,
(b) the negotiation of any restructuring or workout transaction, and the preparation, execution and delivery of any documents prepared in connection therewith, and (c) enforcement or foreclosure with respect to the Loan Documents or the Security Documents, in all such cases such costs, expenses, taxes and fees shall include, without limitation, the disbursements and reasonable professional fees actually incurred of counsel to any Lender. To the extent that any such fees and expenses are subject to value added taxes, such taxes will be paid by the Company. To the extent reimbursement is sought pursuant to this Section or any other document executed pursuant hereto, the Lender shall submit to the Company a statement of expenses to be paid by the Company. Such expenses shall be due and payable within fifteen (15) days of the date of the original statement to the extent that the Lender is entitled to such reimbursement.

          SECTION 9.07. Indemnity. The Company agrees to protect, indemnify and save harmless the Lender, and all directors, officers, employees and agents of the Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action, provided such claims, costs and liabilities are not the result of the gross negligence or willful misconduct of the Lender. The indemnity contained in this Section shall survive the termination of this Agreement.

          SECTION 9.08.  Benefit of the Agreement.

          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Company may not assign or transfer any of its interest hereunder without the prior written consent of the Lender, and no such assignment or transfer of any such obligations shall relieve the Company of its obligations hereunder unless the Lender shall have consented to such release in a writing specifically referring to the obligation from which the Company is to be released.

          (b) The Lender may make, carry or transfer Advances or Letter of Credit Obligations at, to or for the account of, any of its branch offices or the office of an Affiliate of the Lender. The Lender may assign all or any portion of its rights in this Agreement and the Note issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

          (c) The Lender may assign or delegate all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of any of its Commitment, Letter of Credit Obligations and the Advances at the time owing to it and the Note held by it) to another financial or lending institution or entity; provided, however, that (i) the Company must give its prior written consent to such assignment (which consent shall not be unreasonably withheld) unless such assignment is to an Affiliate of the assigning Lender or unless a Default or an Event of Default has occurred and is continuing, (ii) such assignment or delegation is complete or is in minimum increments of $1,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Lender an Assignment Agreement, and, together with a Note subject to such assignment and, unless such assignment is to an Affiliate of the Lender, a processing and recordation fee of $3,000. The Company shall not be responsible for such processing and recordation fee or any costs or expenses incurred by the Lender in connection with such assignment. From and after the effective date specified in each Assignment Agreement, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder (the "Assignee") shall be a party hereto and to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of the Lender under this Agreement. Within five (5) Business Days after receipt of the notice and the Assignment Agreement, the Company, at its own expense, shall execute and deliver to the Lender, in exchange for the surrendered Note, a new Note to the order of Assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment Agreement and new Note to the assigning Lender in the amount of its retained Commitment. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the date of the surrendered Note which it replaces, and shall otherwise be in substantially the form attached hereto.

          (d) The Lender may from time to time sell or otherwise grant participations in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, Letter of Credit Obligations and the Advances owing to it and the Note held by it) to another financial or lending institution or entity, whereupon the holder of any such participation, if the participation agreement so provides, shall be entitled to all of the rights of the Lender hereunder; provided, however, that the selling Lender's obligations under this Agreement shall remain unchanged, (ii) the selling Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents, and the Lender shall retain the sole right to enforce the obligations of the Company relating to the Advances and Letter of Credit Obligations and to approve any amendment, modification or waiver of any provisions of this Agreement or the other Loan Documents. If the Lender sells a participation hereunder it shall provide prompt written notice to the Company of the name of such participant.

          SECTION 9.09. Subordination of Indebtedness. Any Indebtedness of any Guarantor now or hereafter owed to the Company is hereby subordinated in right of payment to the payment by such Guarantor of its Guaranty Obligations such that if a default in the payment of the Obligations shall have occurred and be continuing, any such Indebtedness of such Guarantor owed to the Company, if collected or received by the Company, shall be held in trust by the Company for the holder of the Obligations and be paid over to the Lender for application of such Guarantor's Guaranty Obligations.

          SECTION 9.10. Maximum Interest Rate. Nothing contained in this Agreement, or the Note or any Letter of Credit Obligation shall require the Company to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable to the Lender for any period would exceed the Maximum Permissible Rate, such interest shall be reduced automatically to the maximum amount that will not exceed the Maximum Permissible Rate, and interest payable to the Lender for any subsequent period, to the extent less than the Maximum Permissible Rate, shall, to that extent, be increased by the aggregate amount of all such reductions.

          SECTION 9.11. Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto, including, without limitation, the Commitment Letter, which is expressly superseded hereby; provided, however, that the indemnities of the Company in favor of the Lender contained in the Commitment Letter shall survive the execution and delivery of this Agreement. The execution of this Agreement and the other Loan Documents by the Company was not based upon any facts or materials provided by the Lender, nor was the Company or any Guarantor induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Lender.

          SECTION 9.12. Set-Off. Upon and subsequent to the Acceleration Date, the Lender, and each of its branches and offices, is hereby authorized by the Company, at any time and from time to time, without notice to the Company (i) to set off against, and to appropriate and apply to the payment of the Obligations (in each case whether matured or unmatured) any and all amounts owing by the Lender, or any such office or branch, to the Company (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and
(ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and Guaranty Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect. The Lender shall give the Company notice of its intention to exercise its rights under this
Section 9.12; provided, however, that failure by the Lender to give the Company notice shall not prevent the Lender from exercising its rights as provided in this Section. The Company, to the fullest extent it may effectively do so under Applicable Law, agrees that any holder of a participation in any Advance may exercise rights of set-off and counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

          SECTION 9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

          SECTION 9.14. Replacement Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, and in the case of a loss, theft or destruction, upon delivery of any indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver, in lieu thereof, a replacement note identical in form and substance to the Note and dated as of the date of the Note, and upon such execution and delivery of the replacement note all references in this Agreement and in all other Loan Documents to the Note shall be deemed to refer to such replacement note.

          SECTION 9.15. Release. In consideration of the Lender's agreement to enter into this Agreement and to establish the Commitment hereunder, the Company hereby (a) releases, acquits and forever discharges the Lender, its respective agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the "Released Parties") from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that the Company may have or claim to have against the Lender which might arise out of or be connected with any act of commission or omission of the Lender existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Loan Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), from the beginning of time until the execution and delivery of this Agreement (the "Released Claims") and (b) agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties with respect to any and all Released Claims.

          WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.


                                  OMEGA PROTEIN CORPORATION,
                                  A NEVADA CORPORATION



                                  By:
                                     -------------------------------------
                                     Robert W. Stockton
                                     Executive Vice-President


                                  OMEGA PROTEIN, INC.,
                                  A VIRGINIA CORPORATION



                                  By:
                                     -------------------------------------
                                     Robert W. Stockton
                                     Vice-President





              [SIGNATURE PAGE TO THE REVOLVING CREDIT AGREEMENT]

                                  SUNTRUST BANK, SOUTH FLORIDA,
                                  NATIONAL ASSOCIATION



                                  By:
                                     -------------------------------------
                                     Name:
                                     Title:




              [SIGNATURE PAGE TO THE REVOLVING CREDIT AGREEMENT]